      As filed with the Securities and Exchange Commission on April 7, 2000.

                                                             File No. 333-30013

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        POST-EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         HARTFORD LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                                      6355
            (Primary Standard Industrial Classification Code Number)

                                    06-094148
                     (I.R.S. Employer Identification Number)

                                  P.O. BOX 2999
                        HARTFORD, CONNECTICUT 06104-2999
                     (Address of Principal Executive Office)

                           CHRISTOPHER M. GRINNELL ESQ.
                               HARTFORD LIFE, INC.
                                  P.O. BOX 2999
                        HARTFORD, CONNECTICUT 06104-2999
                                 (860) 843-5445
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: May 1, 2000.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11 (a)(1) of this form, check the following box. [ ]

                         HARTFORD LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)


             FORM S-2 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS

1.      Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus................................     Outside Front Cover Page

2.      Inside Front and Outside Back Cover
        Pages of Prospectus...................................................     Inside Front Cover

3.      Summary Information, Risk Factors and                                      Description of Contracts;
        Ratio of Earnings to Fixed Charges....................................     Financial Statements

4.      Use of Proceeds.......................................................     Investments by Hartford

5.      Determination of Offering Price.......................................     Not Applicable

6.      Dilution..............................................................     Not Applicable

7.      Selling Security Holders..............................................     Not Applicable

8.      Plan of Distribution..................................................     Distribution of Contracts

                                                                                   Description of Contracts;
9.      Description of Securities to be Registered............................     Amendment of Contracts

10.     Interests and Named Experts and Counsel...............................     Legal Opinion; Experts

11.     Information with Respect to the Registrant............................     The Company; Financial
                                                                                   Statements

12.     Incorporation of Certain Information by Reference.....................     Incorporation of
                                                                                   Certain Information by
                                                                                   Reference

13.     Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...........................................................     Not Applicable

     HARTFORD
     LIFE INSURANCE COMPANY
     THE GENERAL ACCOUNT OPTION
 [LOGO]
     UNDER GROUP VARIABLE ANNUITY CONTRACTS
     ISSUED BY HARTFORD LIFE INSURANCE COMPANY

     This Prospectus describes the General Account Option available under certain group variable annuity contracts (the "Contract" or "Contracts"). Hartford Life Insurance Company issues the Contracts with respect to its Separate Accounts known as Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two. This Prospectus must be accompanied by, and should be read together with, the prospectus for the Contract and the applicable Separate Accounts.


     We issue the Contracts in connection with Deferred Compensation Plans of tax-exempt and governmental employers. The Contract Owner can allocate Contributions, in whole or in part, to the General Account Option or to the Separate Accounts during the period before annuity payments start. Contributions allocated to the General Account Option become part of our company assets in our General Account. During the period before annuity payments start, we credit interest on Contract values allocated to the General Account Option at a rate of interest that is at least equal to the Guaranteed Interest Rate stated in the Contract. We can declare rates of interest from time to time that are greater than the Guaranteed Interest Rate.

     The Mortality, Expense Risk and Administrative charge applicable to Contract values in the Separate Accounts does not apply to the General Account Option. However, all other charges as described in the prospectus for the Contract and the Separate Accounts accompanying this Prospectus, including the Annual Maintenance Fee, Contingent Deferred Sales Charges, Transfer Fee and Charges for Premium Taxes, apply equally to Contract values held in the General Account Option.

     We generally process distributions and transfers from the General Account Option within a reasonable period of time after we receive a Participant request at our Administrative Office. We deduct applicable charges from distributions and transfers. Under certain conditions, transfers from the General Account Option may be limited or deferred. Distributions may be deferred or subject to a market value adjustment that could result in your receipt of less than the total of your Contributions.

     If you decide to become a Contract Owner or a Participant, you should keep this Prospectus for your records.

     This Prospectus is filed with the Securities and Exchange Commission. The Securities and Exchange Commission doesn't approve or disapprove these securities or determine if the information is truthful or complete. Anyone who represents that the Securities and Exchange Commission does these things may be guilty of a criminal offense.

     This Prospectus can also be obtained from the Securities and Exchange Commission's website (HTTP:// WWW.SEC.GOV).

     This group variable annuity contract IS NOT:

  -  A bank deposit or obligation

  -  Federally insured

  -  Endorsed by any bank or governmental agency
 ------------------------------------------------------------------------------


 Prospectus Dated: May 1, 2000

                             AVAILABLE INFORMATION

     Hartford is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such filings can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices located at 75 Park Place, New York, NY and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL. Copies of such materials also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy statements, information statements and other information regarding Hartford at the following address: http://www.sec.gov.

     Hartford has filed a registration statement (the "Registration Statement") with the Commission under the Securities Act of 1933 relating to the contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to Hartford and the contracts. The Registration Statement and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Annual Report on Form 10-K for the fiscal year ended December 31, 1999, previously filed by Hartford with the Commission under the 1934 Act is incorporated herein by reference.


     Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of such reports, without the exhibits thereto. Requests for such reports should be directed to Hartford Life Insurance Company, Attn:
 IPD/Retirement Plan Solutions, P.O. Box 1583, Hartford, Connecticut 06144-1583, telephone: 1-800-528-9009.

                               TABLE OF CONTENTS


 SECTION                                                                   PAGE
 -------                                                                   ----
 SUMMARY.................................................................    4
 GLOSSARY OF SPECIAL TERMS...............................................    5
 INTRODUCTION............................................................    6
 THE GENERAL ACCOUNT OPTION..............................................    6
   A.  The Accumulation Period...........................................    6
     1. Contributions....................................................    6
     2. Guaranteed Interest Rates and Declared Interest Rates............    6
     3. Participants' Account Values.....................................    7
     4. Transfers from the General Account Option........................    7
     5. Transfers to the General Account Option..........................    8
     6. Surrenders.......................................................    8
       (a)  General......................................................    8
       (b) Payment of Full or Partial Surrenders.........................    8
       (c)  Contract Termination.........................................    9
     7. Experience Rating of the Contracts...............................    9
   B.  Annuity Period....................................................   10
 INVESTMENTS BY HARTFORD.................................................   10
 DISTRIBUTION OF THE CONTRACTS...........................................   10
 FEDERAL TAX CONSIDERATIONS..............................................   11
   A.  Taxation of Hartford..............................................   11
   B.  Information Regarding Deferred Compensation Plans for State and
    Local Governments....................................................   11
 HARTFORD LIFE INSURANCE COMPANY.........................................   11
   A.  Business of Hartford..............................................   11
   B.  Selected Financial Data...........................................   19
   C.  Management's Discussion and Analysis of Financial Condition and
    Results of Operation.................................................   19
 LEGAL OPINIONS..........................................................   32
 EXPERTS.................................................................   32
 APPENDIX A -- MARKET VALUE LUMP SUM OPTION..............................   33
 FINANCIAL STATEMENTS....................................................   35

                                    SUMMARY

    This Prospectus describes the General Account Option under Contracts issued in connection with Deferred Compensation Plans of tax-exempt and governmental employers. We issue the Contracts with respect to our Separate Accounts known as Hartford Life Insurance Company DC Variable Account-I ("DC-I") and a series of Hartford Life Insurance Company Separate Account Two ("DC-II"). Contributions to the General Account Option become a part of our company assets in our General Account. Contributions to the Contracts can also be allocated to one or more variable Sub-Accounts of the Separate Accounts. "Sub-Accounts" are divisions of a Separate Account. The Contracts and the Separate Accounts are described in a separate prospectus accompanying this Prospectus. All such prospectuses should be read carefully and retained for future reference.

    We credit interest on Contributions to the General Account Option during the Accumulation Period. We establish specified Guaranteed Interest Rates for the first five calendar years (a "Five Year Guarantee Period") for Contributions received during the calendar year in which the Contract is issued (the "First Calendar Year"). Before the start of each calendar year following the First Calendar Year, we establish Guaranteed Interest Rates for a Five Year Guarantee Period for Contributions received in such following year. We establish Guaranteed Interest Rates annually after each Five Year Guarantee Period.


    We can establish Declared Interest Rates in excess of any Guaranteed Interest Rates from time to time. Declared Interest Rates can apply to some or all of the values under the General Account Option for periods of time that we determine. The rates of interest credited will affect Participant Account values (see "The General Account Option -- Participant Account Values") and are used to determine amounts payable upon termination of the Contracts. (See
"Surrenders -- Contract Termination").



    Generally, we intend to invest the General Account assets attributable to the Contracts in investment grade securities. We have no specific formula for determining the rates of interest that we will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, our determination generally will be affected by interest rates available on the types of debt instruments in which we intend to invest the proceeds attributable to the General Account Option. In addition, we can also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by us; general economic trends; and competitive factors. (See "Investments by Hartford").



    During the Accumulation Period, the Contract Owner may allocate all or a portion of a Participant's Account value held under the General Account Option to one or more of the variable Sub-Accounts of the Separate Account. We do not deduct Contingent Deferred Sales Charges on such transfers. However, there are restrictions which may limit the amount that may be so allocated and transfers may be deferred in certain cases. (See, "Transfers from the General Account Option"). Distributions from the General Account Option are generally made within a reasonable period of time after a request is received and reflect the full value of Participant's Account values less applicable charges described in the Contract prospectus. However, under certain conditions, distributions may be deferred or subject to a market value adjustment. (See "Surrenders").

                           GLOSSARY OF SPECIAL TERMS

ACCUMULATION PERIOD: The period before the start of Annuity payments.

ACTIVE LIFE FUND: The sum of all Participant Account values under a Contract during the Accumulation Period.

ADMINISTRATIVE OFFICE: Located at 200 Hopmeadow Street, Simsbury, CT 06089. The mailing address for correspondence concerning this Contract is P.O. Box 1583, Hartford, CT 06144-1583, except for overnight or express mail packages, which should be sent to: Attention: IPD/Retirement Plan Solutions, 200 Hopmeadow Street, Simsbury, CT 06089.

ANNUITANT: The person on whose life Annuity payments are based.

ANNUITY: A series of payments for life or another designated period.

ANNUITY COMMENCEMENT DATE: The date we start to make Annuity payments to you.

ANNUITY PERIOD: The period during which we make Annuity payments to you.

CODE: The Internal Revenue Code of 1986, as amended.

COMMISSION: Securities and Exchange Commission.

CONTRACT OWNER: The Employer or entity owning the Contract.

CONTRACT YEAR: A period of 12 months beginning with the effective date of the Contract or with any anniversary of the effective date.

CONTRIBUTION(S): The amount(s) paid or transferred to us by the Contract Owner on behalf of Participants pursuant to the terms of the Contracts.

DATE OF COVERAGE: The date on which we receive the application on behalf of a Participant.

DECLARED INTEREST RATE(S): One or more rates of interest that we declare which will never be less than the Guaranteed Interest Rates and may apply to some or all of the Participant Account values allocated to the General Account Option for period(s) of time determined by us.

DEFERRED COMPENSATION PLAN: A plan established and maintained in accordance with the provisions of section 457 of the Code and the regulations issued thereunder.

EMPLOYER: A governmental or tax-exempt employer maintaining a Deferred Compensation Plan for its employees or other eligible persons.

GENERAL ACCOUNT: Our General Account that consists of all of our company assets.

GUARANTEED INTEREST RATE(S): The minimum rate(s) of interest to be credited on the General Account portion of the Active Life Fund, as set forth in the Contract.

HARTFORD (ALSO, "WE", "US" OR "OUR"): Hartford Life Insurance Company.

MARKET VALUE LUMP SUM OPTION: At Contract termination, a lump sum payment that is adjusted for the market value of the underlying assets as described under the formula under "The General Account Option -- The Accumulation Period -- Surrenders."

PARTICIPANT: A term used to describe, for record keeping purposes, any employee or other eligible person electing to participate in the Deferred Compensation Plan of the Employer/Contract Owner.

PARTICIPANT ACCOUNT: An account to which the General Account values and the Separate Account values held by the Contract Owner on behalf of Participant under the Contract are allocated.

PARTICIPANT'S CONTRACT YEAR: A period of twelve (12) months beginning with the Date of Coverage of a Participant and each successive 12-month period.

PLAN: The Deferred Compensation Plan of an Employer.

PREMIUM TAX: A tax charged by a state or municipality on premiums, purchase payments or Contract values.


SEPARATE ACCOUNTS: Our separate accounts called Hartford Life Insurance Company DC Variable Account-I ("DC-I") and Hartford Life Insurance Company Separate Account Two ("DC-II").


SURRENDER: Any partial or complete withdrawal of Contract values.

                                  INTRODUCTION

    This Prospectus sets forth information you should know before you purchase or become a Participant in the General Account Option under Contracts. This Prospectus describes only the parts of the Contracts relating to the General Account Option. The Contracts also contain certain variable Separate Accounts. The Contracts and the Separate Accounts are described in a separate prospectus that accompanies this Prospectus. Please read them together and retain them for your records.

                           THE GENERAL ACCOUNT OPTION

    The General Account Option is available under Contracts issued in connection with a Deferred Compensation Plan of an Employer. The Contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, the Employer can make Contributions to the General Account Option. Those Contributions, and the interest credited thereon, become part of our General Account. During the Annuity Period, Fixed or Variable Annuities can be purchased with Participant Account values. The operation of the Contract during the Annuity Period is described in the Contract prospectus accompanying this Prospectus.

A. THE ACCUMULATION PERIOD

  1. CONTRIBUTIONS

    Contract Owners and Participants may allocate Contributions and Contract values to the General Account Option.

  2. GUARANTEED INTEREST RATES AND DECLARED INTEREST RATES

    We credit interest on Contributions to the General Account Option during the Accumulation Period. We establish specified Guaranteed Interest Rates for the first five calendar years (a "Five Year Guarantee Period") for Contributions received during the calendar year in which the Contract is issued (the "First Calendar Year"). Before the start of each calendar year following the First Calendar Year, we establish Guaranteed Interest Rates for a Five Year Guarantee Period for Contributions received in such following year. The Guaranteed Interest Rates for a Five Year Guarantee Period may not be the same in each year.

    After each Five Year Guarantee Period, we establish Guaranteed Interest Rates annually (a "One Year Guarantee Period"). These one-year Guaranteed Interest Rates commence automatically at the end of a Five Year Guarantee Period and at the end of each subsequent One Year Guarantee Period. All Guaranteed Interest Rates and Declared Interest Rates are effective annual rates after taking into account daily compounding of interest.

    The following example is for illustrative purposes only. It contains hypothetical rates of interest. Actual Guaranteed Interest Rates for any given time may be more or less than those illustrated.


 - Example: A Contract is issued on July 1, 2000. At issue, we set the Guaranteed Interest Rates for calendar years 2000 through 2004 as follows:



                        GUARANTEED INTEREST RATE
                          (APPLICABLE TO 1999
CALENDAR YEAR                CONTRIBUTIONS)
-------------           ------------------------
   2000.....                      5.00%
   2001.....                      4.75%
   2002.....                      4.50%
   2003.....                      4.25%
   2004.....                      4.00%



    Assume that we receive Contributions of $1,000 during 2000 and that we receive Contributions of $1,500 during 2001. We will credit the 2000 Contributions of $1,000 with interest at a rate of at least 5.00% (i.e., the Guaranteed Interest Rate for 2000) for 2000. During 2001, we will credit the 2000 Contributions, along with the interest credited from 2000, with interest at a rate of at least 4.75% per year. Similarly, for calendar years 2002, 2003, and 2004, we will credit the 2000 Contributions, along with the interest credited from prior years, with interest at a rate of at least 4.50%, 4.25% and 4.00% per year respectively. At the end of 2004, we will set a one-year Guaranteed Interest Rate for 2005. We will follow this procedure for setting a one-year Guaranteed Interest Rate for each subsequent year.



    At the end of 2000, we will set the Guaranteed Interest Rates for calendar years 2001 through 2005 for the Contributions of $1,500 received in 2001. At the end of 2005 and annually thereafter, we will set one-year Guaranteed Interest Rates for the 2001 Contributions of $1,500 along with the interest that was credited on the $1,500 in prior years.



    We will follow the same procedure for contributions received in 2002 and later. At the end of each calendar year, we will set Guaranteed Interest Rates for each of the next five calendar years for the following year's Contributions. At the end of each Five Year Guarantee Period for a particular year's contributions, we will establish one-year Guaranteed Interest Rates annually.


    We can establish Declared Interest Rates in excess of any Guaranteed Interest Rates from time to time. Declared Interest Rates can apply to some or all of the values under the General Account Option for periods of time that we determine. For example, we could determine to declare an interest rate in excess of the otherwise applicable Guaranteed Interest Rate(s) for a nine month period, and applicable only to Participant Account values attributable to Contributions received in a particular time period. The rates of interest credited will affect Participant Account values (see "Participants Account Values," below) and are used to determine amounts payable upon termination of the Contracts (See, "Surrenders -- Contract Termination"). We will provide the Contract Owner with written notification of the Declared Interest Rate and the values to which the Declared Interest Rate will apply.

    We have no specific formula for determining the rates of interest that we will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, our determination generally will be affected by interest rates available on the types of debt instruments in which we intend to invest the proceeds attributable to the General Account Option. In addition, we can also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by us; general economic trends; and competitive factors. (See, "Investments by Hartford"). WE WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE. WE CANNOT PREDICT NOR CAN WE GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST OR GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE.

  3. PARTICIPANT ACCOUNT VALUES

    We credit interest on Participant Account values held under the General Account Option at rates at least equal to the applicable Guaranteed Interest Rates. We allocate Contributions to Participant Accounts, and begin crediting interest as of the date we receive the Contribution at our Administrative Office. We credit interest to Participant Account values daily.

  4. TRANSFERS FROM THE GENERAL ACCOUNT OPTION

    The Contract Owner may transfer Participant Account values held in the General Account Option to one or more of the Sub-Accounts of the Separate Accounts under the Contract. The charges for transfers are described in the prospectus for the Contracts which accompanies this Prospectus. We do not deduct Contingent Deferred Sales Charges when a transfer is made to the Separate Accounts.

    All transfers are made on a last in, first out basis. This means the portion of a Participant Account attributable to older Contributions or transfers will be transferred only after the portion attributable to the most recent Contribution or transfer has been transferred.

    The right to transfer Contract values is subject to our right to limit any such transfer in any calendar year, to one-sixth ( 1/6) of the Participant Account value under the General Account Option under the Contract as of the end of the preceding calendar year. (See "Surrenders").

    Transfers of assets presently held in the General Account Option, or that were held in the General Account Option at any time during the preceding three month period to the Hartford Money Market HLS Sub-Account are prohibited. Similarly, transfers of assets presently held in the Hartford Money Market HLS Sub-Account or which were held in such Sub-Account or the General Account Option during the preceding three months, to the General Account Option are prohibited.

  5. TRANSFERS TO THE GENERAL ACCOUNT OPTION

    You can transfer Participant Account values from a Separate Account to the General Account Option at any time. The charges for transfers are described in the Contract prospectus that accompanies this Prospectus. We do not deduct Contingent Deferred Sales Charges when a transfer is made. We will treat such transfers like Contributions to the General Account Option on the date of such transfer.

  6. SURRENDERS

    (A) GENERAL

        Subject to the termination provisions described below, the Contract Owner can request a full or partial Surrender of Participant Account values, less any Contingent Deferred Sales Charge, at any time. However, if the sum of all Surrenders and transfers from the General Account Option in a calendar year, including the currently requested Surrender, exceeds one-sixth ( 1/6) of the aggregate values held in the General Account Option under the Contract at the end of the preceding calendar year, we reserve the right to defer Surrenders in excess of the limit to the next calendar year. At such time, unless we are directed in writing otherwise, deferred Surrenders will be made in the order originally received up to the limit, if applicable. We will use this method until all Surrenders have been satisfied.

    (B) PAYMENT OF FULL OR PARTIAL SURRENDERS (PARTICIPANT ACCOUNT ONLY)

        In the event of a partial Surrender of a Participant's Account, we will pay the requested value less any applicable Contingent Deferred Sales Charge. We will make all partial Surrenders of a Participant Account on a last in, first out basis. This means the portion of your Participant Account attributable to your most recent Contribution (or transfer) will be Surrendered first. In the event of a full Surrender of a Participant Account, we will pay the account value less any applicable Premium Tax not previously deducted, the Annual Maintenance Fee and applicable Contingent Deferred Sales Charges.

    CONTINGENT DEFERRED SALES CHARGES: We deduct a Contingent Deferred Sales Charge ("Sales Charge") from Surrenders of or from the Contract. THE AMOUNT OF THE SALES CHARGE DEPENDS ON THE SALES CHARGE SCHEDULE IN THE CONTRACT. THERE ARE FOUR SEPARATE GROUP VARIABLE ANNUITY CONTRACTS WITH DIFFERENT SALES CHARGE SCHEDULES, AS SHOWN BELOW. THE SALES CHARGE UNDER EACH DEPENDS ON the number of Participant's Contract Years completed with respect to a Participant's Account before the Surrender. The Sales Charge is a percentage of the amount Surrendered.

PARTICIPANT'S CONTRACT YEARS                                  SALES CHARGE
----------------------------                                  ------------
During the First through the Eighth Year....................       5%
During the Ninth through Fifteenth Year.....................       3%
Sixteenth Year and thereafter...............................       0%

PARTICIPANT'S CONTRACT YEARS                                  SALES CHARGE
----------------------------                                  ------------
During the First through the Sixth Year.....................       7%
During the Seventh through Twelfth Year.....................       5%
Thirteenth Year and thereafter..............................       0%

PARTICIPANT'S CONTRACT YEARS                                  SALES CHARGE
----------------------------                                  ------------
During the First through the Sixth Year.....................       5%
During the Seventh through Eight Year.......................       4%
During the Ninth through Tenth Year.........................       3%
During the Eleventh through Twelfth Year....................       2%
Thirteenth Year and thereafter..............................       0%

PARTICIPANT'S CONTRACT YEARS                                  SALES CHARGE
----------------------------                                  ------------
During the First through the Second Year....................       5%
During the Third through Fourth Year........................       4%
During the Fifth Year.......................................       3%
During the Sixth Year.......................................       2%
During the Seventh Year.....................................       1%
Eighth Year and thereafter..................................       0%

    We may reduce the amount or term of the Sales Charge (see "Experience Rating under the Contracts"). The Sales Charge will never exceed 8.5% of aggregate Contributions to a Participant's Account. Please consult the prospectus for the related group variable annuity contract and the Separate Account for applicable Sales Charges.

    (C) CONTRACT TERMINATION (CONTRACT OWNERS ONLY)

        If the Contract Owner requests a full Surrender of the Contract or of all Contract values held in the General Account Option, the Contract Owner may select one of the two optional methods of payment, as described below. The terms utilized have the following meanings:

    i    =    the rate of interest (expressed as a percent, e.g. .05 = 5%)
              to be credited, subject to a minimum rate of 0% and a
              maximum rate of B%.

    A    =    The weighted average interest rate (expressed as a decimal,
              e.g. 1% = .01) being credited under the General Account
              Option as of the date of termination.

    B    =    The average yield (expressed as decimal, e.g. 1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public
              Utilities rated Aa by Moody's Investors Services, Inc. and the Salomon Brothers weekly Index of Current Coupon 30 year
              Federal National Mortgage Association Securities, or their equivalents.

    (i) BOOK VALUE SPREAD OPTION (PERIODIC PAYMENT NOT TO EXCEED FIVE YEARS):

    Under this option, we will pay an amount equal to the Contract values held in the General Account Option less applicable Premium Taxes, any Annual Maintenance Fee and applicable Sales Charges. We reserve the right to make such payment in level annual installments over a period not to exceed five years from the date of the request, in which event interest will be credited on the unpaid balance at a rate per annum produced by the following formula:

                           i = (A - 2(B - A)) - .005

 - Example: If A = 6% and B = 7%, then interest on the unpaid balance would be paid at a rate of (.06 - 2(.07 - .06)) - .005 or 3.5%

    This formula may result in an interest rate that is less than the weighted average interest rate being credited under the General Account Option as of the date of termination.

    (ii) MARKET VALUE LUMP SUM OPTION:

    Under this option, we will pay a lump sum amount equal to the Contract values held in the General Account Option, less any applicable Sales Charges, Annual Maintenance Fee, and Premium Taxes multiplied by the appropriate market value factor. The amount payable on Surrender may be adjusted down by application of the market value adjustment. This market value factor is determined as follows:

    (a) if B is greater than A, the market value factor equals 1 - (6(B - A)) or,

    (b) if A is greater than B, the market value factors equals 1.00

 - Example: If A = 7% and B = 9%, then the market value factor would be 1 - (6(.09 - .07)) = .88.

    Under this option, it is possible that the amount payable on surrender would be more or less than your contribution(s).

    Additional examples of both optional methods of payment are contained in Appendix A.

  7. EXPERIENCE RATING UNDER THE CONTRACTS:

    We may apply experience credits under a Contract based on investment, administrative, mortality or other factors, including, but not limited to
(1) the total number of Participants, (2) the sum of all Participants' Account values, (3) the allocation of Contract values between the General Account and the Separate Accounts under the Contract, (4) present or anticipated levels of Contributions, distributions, transfers, administrative expenses or commissions, and (5) whether we are the exclusive annuity contract provider. Experience credits can take the form of a reduction in the deduction for mortality, expense risk and administrative undertakings, a reduction in the term or amount of any applicable Sales Charges, an increase in the rate of interest credited under the Contract, a payment to be allocated as directed by the Contract Owner, or any combination of the foregoing. We may apply experience credits either prospectively or retrospectively. We may apply and allocate experience credits in such manner as we deem appropriate. Any such credit will not be unfairly discriminatory against any person, including the affected Contract Owners or Participants. Experience credits have been given in certain cases. Participants in Contracts receiving experience credits will receive notification regarding such credits. Experience credits may be discontinued at our sole discretion in the event of a change in applicable factors.

B. ANNUITY PERIOD

    We will normally make payments within 15 business days after we have received a claim for settlement or any other later specified date. We will make subsequent annuity payments on the anniversaries of the first payment.

    The prospectus for the Contract and the Separate Account(s) accompanying this Prospectus more fully describes the Annuity Period and the Annuity Payment Options under the Contracts.

                            INVESTMENTS BY HARTFORD

    Assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

    Contract reserves will be accounted for in a non-unitized separate account. Contract Owners have no priority claims on assets accounted for in this separate account. All assets of Hartford, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet the general obligations of Hartford.

    Nonetheless, in establishing Guaranteed Rates and Declared Rates, Hartford intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates and Declared Interest Rates"). Hartford's investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which Hartford intends to invest the proceeds from the Contracts include:

    - Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    - Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors
      Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

    - Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's Investors Services, Inc. or Standard & Poor's Corporation are deemed by Hartford's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

                         DISTRIBUTION OF THE CONTRACTS

    Hartford Securities Distribution Company, Inc. ("HSD") serves as Principal Underwriter for the securities issued with respect to the General Account Option. HSD is an affiliate of Hartford. The Hartford Financial Services Group, Inc ultimately controls both HSD and Hartford. The principal business address of HSD is the same as that of Hartford.

    The securities will be sold by salespersons of HSD who represent Hartford as insurance and variable annuity agents and who are registered representatives or Broker-Dealers who have entered into distribution agreements with HSD.

    HSD is registered with the Commission under the Securities Exchange Act of 1934 as a Broker-Dealer and is a member of the National Association of Securities Dealers, Inc.

    Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for variable insurance compensation. Compensation is generally based on premium payments made by policyholders or contract owners. This compensation is usually paid from the sales charges described in this Prospectus.

    In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for different broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not affect the amounts paid by the policyholders or contract owners to purchase, hold or surrender variable insurance products.

                           FEDERAL TAX CONSIDERATIONS

A. TAXATION OF HARTFORD

    We are taxed as life insurance company under the Internal Revenue Code of 1986, as amended. We own the assets of the General Account attributable to the Contracts. The income earned on these assets will be our income.

B. INFORMATION REGARDING DEFERRED COMPENSATION PLANS FOR STATE AND LOCAL GOVERNMENTS

    The tax treatment of Contributions and distributions under the Contracts issued to Employers which are state and local governments is briefly described the prospectus for the Contracts and the Separate Accounts accompanying this Prospectus.

                        HARTFORD LIFE INSURANCE COMPANY


A. BUSINESS OF HARTFORD LIFE INSURANCE COMPANY
(DOLLAR AMOUNTS IN MILLIONS, UNLESS OTHERWISE STATED)



    Hartford Life Insurance Company ("Hartford") is a stock life insurance company engaged in the business of writing life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902, and was subsequently redomiciled to Connecticut. Its offices are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 1583, Hartford, CT 06144-1583.



GENERAL



    Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company"), is a direct subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc. (Hartford Life). The Company, together with HLA, provides
(i) investment products, including variable annuities, fixed market value adjusted (MVA) annuities and retirement plan services for the savings and retirement needs of over 1.2 million customers, (ii) life insurance for income protection and estate planning to approximately 500,000 customers,
(iii) employee benefits products such as group life and group disability insurance for the benefit of millions of individuals that is directly written by the Company and is substantially ceded to its parent, HLA, and (iv) corporate owned life insurance. According to the latest publicly available data, with respect to the United States, the Company, along with its parent, is the largest writer of individual variable annuities based on sales for the year ended December 31, 1999; the third largest writer of group disability insurance based on premiums written for the nine months ended September 30, 1999; as well as, the third largest consolidated life insurance company based on statutory assets as of December 31, 1998. The Company's strong position in each of its core businesses provides an opportunity to increase the sale of Hartford Life Insurance Company's products and services as individuals increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations.



    Hartford Life Insurance Company strives to maintain and enhance its position as a market leader within the financial services industry. The Company has pursued a strategy of developing and selling diverse and innovative products through multiple distribution channels, continuously developing and expanding those distribution channels, achieving cost efficiencies through economies of scale and improved technology, maintaining effective risk management and prudent underwriting techniques and capitalizing on its brand name and customer recognition of The Hartford Stag Logo, one of the most recognized symbols in the financial services industry. In the past year, the Company's total assets increased 14% to $135.0 billion and total stockholder's equity, excluding net unrealized capital losses on securities, was $2.9 billion as of December 31, 1999. In addition, the Company generated $3.4 billion in revenues and $361 in net income in 1999. The Company's return on stockholder's equity, excluding net unrealized capital gains (losses) on securities, was 13.4% in 1999.



  ORGANIZATION



    Hartford Life Insurance Company, a Connecticut corporation, was organized in 1902. The Company's indirect parent, Hartford Life, is a direct subsidiary of Hartford Accident and Indemnity Company (HA&I), an indirect subsidiary of The Hartford Financial Services Group, Inc. (The Hartford). Pursuant to an initial public offering (the "IPO") of 26 million shares of the Company's Class A Common Stock on May 22, 1997, Hartford Life became a publicly traded company representing approximately 18.6% of the equity ownership in the Company. Additional information regarding the organization of the business and the IPO may be found in Note 1 of Notes to Consolidated Financial Statements.



  DISTRIBUTION



    Hartford Life Insurance Company utilizes a multiple channel distribution network which provides a distinct competitive advantage in selling products and services to a broad cross-section of customers throughout varying economic and market cycles. In particular, the Company has developed an extensive network of banks and broker-dealers, which is one of the largest in the industry, including over 1,500 national, regional and independent broker-dealers and approximately 500 banks. Consistent with this strategy, in 1998, the Company's parent, HLA, purchased all the outstanding shares of PLANCO Financial Services, Inc. and its affiliate, PLANCO, Incorporated (collectively, "PLANCO"), the nation's largest wholesaler of individual annuities and the Company's primary wholesale distributor of its Director-Registered Trademark- variable annuity, thus securing an important distribution channel. In addition, the Company continues to expand its opportunity to sell through financial institutions. As of December 31, 1999, the Company was selling products through twenty-four of the nation's twenty-five largest retail banks, including proprietary relationships with four of the top ten. The Company's broad distribution network has enabled the Company to introduce new products and services in an effective manner and allows the Company significant opportunity to access its customer base. Hartford Life Insurance Company sells variable annuities, fixed MVA annuities, variable life insurance and retirement plan services through its broker-dealer and bank distribution systems.



  PRODUCTS



    It is Hartford Life Insurance Company's belief that, as Americans journey through life, they have specific needs related to building and preserving their financial resources. The Company's goal is to be the "official supplier" of that journey -- the preferred source of financial solutions for both individuals and employers, as well as the financial professionals who serve them. To achieve this goal, Hartford Life Insurance Company has focused its efforts on offering products that provide mechanisms for retirement (e.g. annuities) and protecting and preserving income and wealth (e.g. individual life, group life and group disability). To ensure that it is able to meet the emerging opportunities that will arise for individuals pursuing their dreams in the new millennium, the Company expects to continue to expend significant resources and development efforts in creating innovative new products and services.



  CUSTOMER SERVICE, TECHNOLOGY AND ECONOMIES OF SCALE



    Hartford Life Insurance Company maintains advantageous economies of scale and operating efficiencies due to its continued growth, attention to expense management and commitment to customer service and technology. These advantages allow the Company to competitively price its products for its distribution network and policyholders. The Company continues to achieve operating efficiencies in its Investment

Products business. Operating expenses associated with the Company's individual annuity products as a percentage of total individual annuity account value have been more than cut in half over the past seven years, declining from 43 basis points in 1992 to 21 basis points in 1999. In addition, the Company utilizes computer technology to enhance communications within the Company and throughout its distribution network in order to improve the Company's efficiency in marketing, selling and servicing its products and, as a result, provides high-quality customer service. In recognition of excellence in customer service for variable annuities, Hartford Life Insurance Company, along with its parent, was awarded the 1999 Annuity Service Award by DALBAR Inc., a recognized independent financial services research organization, for the fourth consecutive year. Hartford Life Insurance Company, along with its parent, is the only company to receive this prestigious award in every year of its existence. Additional information related to Hartford Life Insurance Company's technology in respect of Year 2000 issues may be found in the Regulatory Matters and Contingencies section of the Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A).



  RISK MANAGEMENT



    Hartford Life Insurance Company's product designs, prudent underwriting standards and risk management techniques protect it against disintermediation risk and greater than expected mortality and morbidity experience. As of December 31, 1999, the Company had limited exposure to disintermediation risk on approximately 98% of its insurance liabilities through the use of non-guaranteed separate accounts, MVA features, policy loans, surrender charges and non-surrenderability provisions. The Company effectively utilizes prudent underwriting to select and price insurance risks and regularly monitors mortality and morbidity assumptions to determine if experience remains consistent with these assumptions and to ensure that its product pricing remains appropriate.



  BRAND NAME AND FINANCIAL STRENGTH



    The Hartford Stag Logo is one of the most recognized symbols in the insurance and financial services industry. This brand recognition, coupled with a strong balance sheet and sound ratings, has enabled the Company to establish the reputation and financial strength necessary to maintain distribution relationships, make strategic acquisitions and enhance important alliances, and generate new customer sales. Pursuant to a Master Intercompany Agreement with The Hartford, Hartford Life has been granted a perpetual non-exclusive license to use the Stag Logo in connection with the sale of Hartford Life Insurance Company's products and services. However, in the event that The Hartford reduces its beneficial ownership below 50% of the combined voting power of Hartford Life's then outstanding securities, the license may be revoked upon the later of the fifth anniversary of the date of consummation of Hartford Life's IPO of its Class A Common Stock or one year after receipt by the Company of written notice of The Hartford's intention to revoke the license.



REPORTING SEGMENTS



    Hartford Life Insurance Company has the following reportable operating segments: Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). The Company includes in "Other" corporate items not directly allocable to any of its reportable segments, as well as certain employee benefits, including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA. The following is a description of each segment, including a discussion of principal products, methods of distribution and competitive environments. Additional information on Hartford Life Insurance Company's segments may be found in the MD&A on pages 11 to 22 and Note 13 of Notes to Consolidated Financial Statements.



  INVESTMENT PRODUCTS



    The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual fixed and variable annuities, retirement plan services and other investment products. From December 31, 1995 to December 31, 1999, this segment's account values grew to $105.3 billion from $43.9 billion, a five-year compounded annual growth rate of 24%. This growth has been driven primarily by strong net cash flow of individual variable annuities, the result of a high volume of sales and favorable persistency, as well as equity market appreciation in the separate accounts of the Company's individual and group variable annuities. Investment Products generated revenues of $1.9 billion and $1.8 billion in 1999 and 1998, respectively. Net income in the Investment Products segment was $300 in 1999, an 11% increase over 1998.

    Hartford Life Insurance Company is the market leader in the annuity industry and, according to Variable Annuity and Research Data Service (VARDS), was the number one writer of individual variable annuities in the United States for 1999 and 1998 with sales of $10.3 billion and $9.9 billion, respectively. The Company sells both variable and fixed individual annuity products through a wide distribution network of national and regional broker-dealer organizations, banks and other financial institutions and independent financial advisors. Total individual annuity sales were $10.9 billion and $10.0 billion in 1999 and 1998, respectively. The Company was also the number one seller of individual variable annuities through banks in 1999 and 1998, according to Kenneth Kehrer and Associates.



    The Company's total account value related to individual annuity products was $89.0 billion as of December 31, 1999. Of this total account value, $80.6 billion, or 91%, related to individual variable annuity products and $8.4 billion, or 9%, related primarily to fixed MVA annuity products.



    The Company is among the top providers of retirement products and services, including asset management and plan administration, to municipalities pursuant to Section 457 and plans to corporations under Section 401(k) of the Internal Revenue Code of 1986, as amended (herein after referred to as "Section 457" and "Section 401(k)", respectively). The Company presently administers over 2,000
Section 457 plans and over 900 Section 401(k) plans. The Company also provides structured settlement contracts, terminal funding products and other investment products such as guaranteed investment contracts (GICs).



  PRODUCTS



    INDIVIDUAL VARIABLE ANNUITIES -- Hartford Life Insurance Company earns fees for managing variable annuity assets and maintaining policyholder accounts, which are based on the policyholders' account values. The Company uses specified portions of the periodic premiums of a customer to purchase units in one or more mutual funds, as directed by the customer, who then assumes the investment performance risks and rewards. As a result, variable annuities permit policyholders to choose aggressive or conservative investment strategies as they deem appropriate without affecting the composition and quality of assets in the Company's general account. These products offer the policyholder a variety of equity and fixed income options, as well as the ability to earn a guaranteed rate of interest in the general account of the Company. The Company offers an enhanced guaranteed rate of interest for a specified period of time (no longer than twelve months) if the policyholder elects to dollar-cost average (DCA) funds from the Company's general account into one or more non-guaranteed separate accounts. Due to this enhanced rate and the volatility experienced in the overall equity markets, this option has become very popular with policyholders. Deposits of varying amounts may be made at regular or irregular intervals and the value of these assets fluctuates in accordance with the investment performance of the funds selected by the policyholder. To encourage persistency, many of the Company's individual variable annuities are subject to withdrawal restrictions and surrender charges ranging initially from 6% to 7% of the contract's face amount which reduce to zero on a sliding scale, usually within seven policy years. Volatility experienced by the equity markets in 1998 and 1999 did not cause a significant increase in variable annuity surrenders, demonstrating that policyholders are aware of the long-term nature of these products. Individual variable annuity account value of $80.6 billion as of December 31, 1999, has grown significantly from $13.1 billion as of December 31, 1994 due to strong net cash flow, the result of a high level of sales and low levels of surrenders, coupled with equity market appreciation in both the equity and fixed income allocations of the policyholders' account value. Approximately 86% of the individual variable annuity account value was held in non-guaranteed separate accounts as of December 31, 1999.



    The assets underlying the Company's variable annuities are managed both internally and by outside money managers, while the Company provides all policy administration services. The Company utilizes a select group of money managers, such as Wellington Management Company, LLP (Wellington), Putnam Financial Services, Inc. (Putnam), American Funds, MFS Investment Management (MFS), Franklin Templeton Group and Morgan Stanley Dean Witter InterCapital, Inc. All have an interest in the continued growth in sales of the Company's products and greatly enhance the marketability of the Company's annuities and the strength of its product offerings. Two of the industry's top ten leading variable annuities, The Director and Putnam Hartford Capital Manager Variable Annuity (based on sales for the year ended 1999) are sponsored by Hartford Life Insurance Company and are managed in part by Wellington and Putnam, respectively. In July 1999, the Company introduced Hartford Leaders, a new multi-manager variable annuity. This new venture combines the product manufacturing, wholesaling and service capabilities of Hartford Life Insurance Company with the investment management expertise of three of the nation's most successful investment management organizations, American Funds, Franklin Templeton Group and MFS. Hartford Life Insurance Company created a separate division at PLANCO to wholesale the product in order to ensure that the Company fully capitalizes on this immense opportunity and, by the end of 1999, the Company had in place a team of over 30 wholesalers. In a matter of six months, sales of Hartford Leaders have already reached a $1 billion annualized sales rate, placing this venture as one of the most successful new product launches in the history of the variable annuity industry.



    FIXED MVA ANNUITIES -- Fixed MVA annuities are fixed rate annuity contracts which guarantee a specific sum of money to be paid in the future, either as a lump sum or as monthly income. In the event that a policyholder surrenders a policy prior to the end of the guarantee period, the MVA feature increases or decreases the cash surrender value of the annuity in respect of any interest rate decreases or increases, respectively, thereby protecting the Company from losses due to higher interest rates at the time of surrender. The amount of payment will not fluctuate due to adverse changes in the Company's investment return, mortality experience or expenses. The Company's primary fixed MVA annuities have terms varying from one to ten years with an average term of approximately seven years. Sales of the Company's fixed MVA annuities increased during 1999 as a result of a higher interest rate environment making 1999 the best sales year for this product since 1995. Account values of fixed MVA annuities were $8.4 billion and $8.6 billion as of December 31, 1999 and 1998, respectively.



    RETIREMENT PLANS -- With respect to retirement products and services,
Section 457 plans comprise approximately 80% of the related account values. These assets have traditionally been held in the Company's general account, but increasingly, plan beneficiaries are transferring assets into mutual funds held in separate accounts. The Company offers a number of different funds, both fixed income and equity, to the employees in Section 457 plans. Generally, the Company manages the fixed income funds and certain other outside money managers act as advisors to the equity funds offered in Section 457 plans administered by the Company. The Company also sells Section 401(k) products targeting the small and medium case markets since the Company believes these markets are underpenetrated in comparison to the large case market.



    INSTITUTIONAL LIABILITIES -- Hartford Life Insurance Company also sells structured settlement contracts which provide for periodic payments to an injured person or survivor for a generally determinable number of years, typically in settlement of a claim under a liability policy in lieu of a lump sum settlement. The Company's structured settlements are sold through The Hartford's property-casualty insurance operations as well as specialty brokers. The Company also markets other annuity contracts for special purposes such as the funding of terminated defined benefit pension plans. In addition, the Company offers GICs and short term funding agreements.



MARKETING AND DISTRIBUTION



    The Investment Products distribution network has been developed based on management's strategy of utilizing multiple and competing distribution channels in an effort to achieve the broadest distribution to reach target customers. The success of the Company's marketing and distribution system depends on its product offerings, fund performance, successful utilization of wholesaling organizations, relationships with national and regional broker-dealer firms, banks and other financial institutions, and independent financial advisors (through which the sale of the Company's individual annuities to customers is consummated) and quality of customer service.



    Hartford Life Insurance Company maintains a network of approximately 1,500 broker-dealers and approximately 500 banks, including 24 of the 25 largest retail banks in the United States. The Company periodically negotiates provisions and terms of its relationships with unaffiliated parties and there can be no assurance that such terms will remain acceptable to the Company or such third parties. In August 1998, the Company's parent, HLA, completed the purchase of all outstanding shares of PLANCO, a primary wholesaler of the Company's individual annuities. PLANCO is the nation's largest wholesaler of individual annuities and has played a significant role in Hartford Life Insurance Company's growth over the past decade. As a wholesaler, PLANCO distributes Hartford Life Insurance Company's fixed and variable annuities, and single premium variable life insurance by providing sales support to registered representatives, financial planners and broker-dealers at brokerage firms and banks across the United States. This acquisition secured an important distribution channel for the Company and gives the Company a wholesale distribution platform which it can expand in terms of both the number of individuals wholesaling its products and the portfolio of products in which they wholesale. In addition, the Company uses internal personnel with extensive experience in the Section 457 market, as well as access to the Section 401(k) market, to sell its products and services in the retirement plan market.



COMPETITION



    The Investment Products segment competes with numerous other insurance companies as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing annuities and other retirement-oriented products. As the industry continues to consolidate, some of these companies have or will gain greater financial strength and resources than Hartford Life Insurance Company. In particular, national banks may become more significant competitors in the future for insurers who sell annuities as a result of court decisions and recent regulatory actions. Passage in November 1999 of the Gramm-Leach-Bliley Act (the Financial Services Modernization Act), which permits affiliations among banks, securities firms and insurance companies, may have competitive, operational and other implications to the Company. (For additional information, see the Regulatory Matters and Contingencies section of the MD&A.) Product sales are affected by competitive factors such as investment performance ratings, product design, visibility in the marketplace, financial strength ratings, distribution capabilities, levels of charges and credited rates, reputation and customer service.



  INDIVIDUAL LIFE



    The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of products including variable life, universal life, interest sensitive whole life and term life insurance. Life insurance in force increased 9% to $66.7 billion as of December 31, 1999 from $61.1 billion as of December 31, 1998. Account values grew 20% to $5.4 billion as of December 31, 1999 from $4.5 billion as of December 31, 1998. The Individual Life segment generated revenues of $574 and $543 in 1999 and 1998, respectively. Net income in the Individual Life segment was $68 in 1999, a 6% increase over 1998.



PRODUCTS



    The recent trend in the individual life industry has been a shift away from traditional products and fixed universal life insurance towards variable life (including variable universal life) insurance products. Hartford Life Insurance Company has been on the leading edge of this industry trend and is a top ten writer of new variable life sales according to Tillinghast-Towers Perrin. In 1999, of the Company's new sales of individual life insurance, 84% was variable life and 13% was either universal life or interest sensitive whole life. The Company also sold a small amount of term life insurance.



    VARIABLE LIFE -- Variable life insurance provides a return linked to an underlying investment portfolio and the Company allows policyholders to determine their desired asset mix among a variety of underlying mutual funds. As the return on the investment portfolio increases or decreases, as the case may be, the death benefit or surrender value of the variable life policy may increase or decrease. The Company's single premium variable life product provides a death benefit to the policy beneficiary based on a single premium deposit. The Company's second-to-die products are distinguished from other products in that two lives are insured rather than one, and the policy proceeds are paid upon the second death of the two insureds. Second-to-die policies are frequently used in estate planning, often to fund estate taxes for a married couple. Variable life account values were $2.6 billion and $1.7 billion as of December 31, 1999 and 1998, respectively.



    UNIVERSAL LIFE AND INTEREST SENSITIVE WHOLE LIFE -- Universal life and interest sensitive whole life insurance coverages provide life insurance with adjustable rates of return based on current interest rates. The Company offers both flexible and fixed premium policies and provides policyholders with flexibility in the available coverage, the timing and amount of premium payments and the amount of the death benefit provided there are sufficient policy funds to cover all policy charges for the coming period. Universal life and interest sensitive whole life represented 13% of new annualized premium sales of individual life insurance in 1999. The Company also sells universal life insurance policies with a second-to-die feature similar to that of the variable life insurance product offered. Universal life and interest sensitive whole life account values were $2.0 billion as of December 31, 1999 and 1998.



MARKETING AND DISTRIBUTION



    Consistent with the Company's strategy to access multiple distribution outlets, the Individual Life distribution organization has been developed to penetrate a multitude of retail sales channels. These include independent life insurance sales professionals; agents of other companies; national, regional and independent broker-dealers; banks; and property-casualty insurance organizations. The primary organization used to wholesale Hartford Life Insurance Company's products to these outlets is a group of highly qualified life insurance professionals with specialized training in sophisticated life insurance sales, particularly as it pertains to estate and business planning. These individuals are generally employees of the Company, who are managed through a regional sales office system. The Company has grown this organization rapidly the past few years, to over 180 individuals, and expects to continue to increase the number of wholesalers in the future.

COMPETITION



    The Individual Life segment competes with approximately 1,600 life insurance companies in the United States, as well as other financial intermediaries marketing insurance products. Competitive factors related to this segment are primarily the breadth and quality of life insurance products offered, competitiveness of pricing, relationships with third-party distributors and the quality of underwriting and customer service.



CORPORATE OWNED LIFE INSURANCE (COLI)



    Hartford Life Insurance Company is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as the beneficiary under the policy. Until the Health Insurance Portability Act of 1996 (HIPA Act of 1996), the Company sold two principal types of COLI, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI at the end of 1998, thus virtually eliminating all future sales of leveraged COLI. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other post-employment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship. Variable COLI account values were $12.4 billion and $11.2 billion as of December 31, 1999 and 1998, respectively.



    In November 1998, Hartford Life recaptured an in force block of leveraged COLI business from MBL Life Assurance Co. of New Jersey (MBL Life). The transaction was consummated through the assignment of a reinsurance arrangement between Hartford Life and MBL Life to a Hartford Life subsidiary. Hartford Life originally assumed the life insurance block in 1992 from Mutual Benefit Life Insurance Company (Mutual Benefit Life), which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those policies back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operates under the Rehabilitation Plan for Mutual Benefit Life. The recaptured MBL business increased revenues and expenses for 1998, however, there was no impact to net income. Leveraged COLI account values decreased to $5.7 billion as of December 31, 1999 from $9.2 billion as of December 31, 1998, primarily due to the HIPA Act of 1996. Although COLI revenues decreased in 1999 to $830 from $1,567 in 1998, COLI earnings increased 17%, to $28 in 1999.



OTHER MATTERS



  RESERVES



    In accordance with applicable insurance regulations under which Hartford Life Insurance Company operates, life insurance subsidiaries of the Company establish and carry as liabilities actuarially determined reserves which are calculated to meet the Company's future obligations. Reserves for life insurance contracts are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from estimated premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Reserves also include unearned premiums, premium deposits, claims incurred but not reported and claims reported but not yet paid. Reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.



    For Hartford Life Insurance Company's universal life and interest sensitive whole life policies, reserves are set according to premiums collected, plus interest credited, less charges. Other fixed death benefit and individual life reserves are based on assumed investment yield, persistency, mortality and morbidity as per commonly used actuarial tables, expenses and margins for adverse deviations.



    The persistency of Hartford Life Insurance Company's annuity and other interest sensitive life insurance reserves is enhanced by policy restrictions on the withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period, which is usually at least seven years. Such surrender charge is initially a percentage of the accumulation value, which varies by product, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect the Company from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates, thereby lengthening the effective duration of policy liabilities and improving the Company's ability to maintain profitability on such policies.

    Hartford Life Insurance Company's reserves comply, in all material respects, with state insurance department statutory accounting practices; however, in the Company's Consolidated Financial Statements, life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory accounting practices.



  REGULATION AND PREMIUM RATES



    Insurance companies are subject to comprehensive and detailed regulation and supervision throughout the United States. The extent of such regulation varies, but generally has its source in statutes which delegate regulatory, supervisory and administrative powers to state insurance departments. Such powers relate to, among other things, the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; premium rates; claim handling and trade practices; restrictions on the size of risks which may be insured under a single policy; deposits of securities for the benefit of policyholders; approval of policy forms; periodic examinations of the affairs of companies; annual and other reports required to be filed on the financial condition of companies or for other purposes; fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values; and, the adequacy of reserves and other necessary provisions for unearned premiums, unpaid claims and claim adjustment expenses and other liabilities, both reported and unreported.



  REINSURANCE



    In accordance with normal industry practice, Hartford Life Insurance Company is involved in both the cession and assumption of insurance with other insurance and reinsurance companies. As of December 31, 1999, the maximum amount of life insurance retained on any one life by any of the life operations is approximately $2.5, excluding accidental death benefits.



  INVESTMENT OPERATIONS



    Hartford Life Insurance Company's investment operations are managed by its investment strategy group which reports directly to senior management of the Company. The Company's investments have been separated into specific portfolios which support specific classes of product liabilities. The investment strategy group works closely with the product lines to develop investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives, to ensure that the product line's individual risk and return objectives are met. The Company's primary investment objective for its general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets to that of policyholder obligations.



    For further discussion of Hartford Life Insurance Company's investment operations and the Company's approach to managing investment risk, see the Investments section of the MD&A, as well as Notes 2(f), 2(g), 2(h) and 3 of Notes to Consolidated Financial Statements.



  EMPLOYEES



    Hartford Life Insurance Company's parent (Hartford Life) had approximately 5,000 employees at February 29, 2000.



  PROPERTIES



    The principal executive offices of Hartford Life Insurance Company, together with its parent, are located in Simsbury, Connecticut. The home office complex consists of approximately 615 thousand square feet, and is leased from a third party by Hartford Fire Insurance Company (Hartford Fire), an indirect subsidiary of The Hartford. This lease expires in the year 2009. Expenses associated with these offices are allocated on a direct and indirect basis to Hartford Life Insurance Company by Hartford Fire.



  LEGAL PROCEEDINGS



    Hartford Life Insurance Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Some of these cases have been filed as purported class actions and some cases have been filed in certain jurisdictions that permit punitive damage awards disproportionate to the actual damages incurred. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for estimated losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

  MARKET FOR HARTFORD LIFE INSURANCE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS



    All of the Company's outstanding shares are ultimately owned by Hartford Life which is ultimately a subsidiary of The Hartford. As of March 24, 2000, the Company had issued and outstanding 1,000 shares of common stock at a par value of $5,690 per share.


B. SELECTED FINANCIAL DATA

    The following selected financial data for Hartford, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

                              STATEMENT OF INCOME
                          (DOLLAR AMOUNTS IN MILLIONS)


                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1999       1998       1997       1996       1995
                                                        --------   --------   --------   --------   --------
REVENUES
  Premiums and other considerations...................   $2,045     $2,218     $1,637     $1,705     $1,487
  Net investment income...............................    1,359      1,759      1.368      1,397      1,328
  Net realized (losses) gains.........................       (4)        (2)         4       (213)       (11)
    Total Revenues....................................    3,400      3,975      3,009      2,889      2,804

BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses......    1,574      1,911      1,379      1,535      1,422
  Amortization of deferred policy acquisition costs...      539        431        335        234        199
  Dividends to policyholders..........................      104        329        240        635        675
  Other insurance expenses............................      631        766        586        427        317
    Total Benefits, Claims and Expenses...............    2,848      3,437      2,540      2,831      2,613
  Income before income tax expense....................      552        538        469         58        191
  Income tax expense..................................      191        188        167         20         62

  NET INCOME..........................................   $  361     $  350     $  302     $   38     $  129


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT FOR SHARE DATA, UNLESS OTHERWISE STATED)


    Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1.



    Certain statements contained in this discussion, other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Hartford Life Insurance Company and subsidiaries ("Hartford Life Insurance Company" or the "Company"). There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on Hartford Life Insurance Company will be those anticipated by management. Actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including the possibility of general economic, business and legislative conditions that are less favorable than anticipated, changes in interest rates or the stock markets, stronger than anticipated competitive activity and those described in the forward-looking statements.



    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

INDEX



Consolidated Results of Operations........   11       Investments...............................   14

Investment Products.......................   12       Capital Resources and Liquidity...........   20

Individual Life...........................   13       Regulatory Matters and Contingencies......   21

Corporate Owned Life Insurance (COLI).....   14       Accounting Standards......................   22



CONSOLIDATED RESULTS OF OPERATIONS



    Hartford Life Insurance Company is a leading financial services and insurance company providing investment and retirement products such as variable and fixed annuities and retirement plan services; individual and corporate owned life insurance; and, employee benefit products such as group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, Hartford Life and Accident Insurance Company (HLA).



    The Company derives its revenues principally from: (a) asset management fees on separate account assets and mortality and expense fees; (b) net investment income on general account assets; (c) cost of insurance charges; (d) fully insured premiums; and (e) certain other fees earned by the Company. Asset management fees and mortality and expense fees are primarily generated from separate account assets, which are deposited with the Company through the sale of variable annuity products and variable life products. Cost of insurance charges are assessed on the net amount at risk for investment oriented life insurance products.



    Hartford Life Insurance Company's expenses essentially consist of interest credited to policyholders on general account liabilities, insurance benefits provided, dividends to policyholders, costs of selling and servicing the various products offered by the Company, and other general business expenses.



    Hartford Life Insurance Company's profitability depends largely on the amount of assets, the level of fully insured premiums, the adequacy of product pricing and underwriting discipline, and its ability to earn target spreads between earned investment rates on general account assets and credited rates to customers.



OPERATING SUMMARY



                                                                1999       1998
                                                              --------   --------
Total revenues..............................................   $3,400     $3,975
Total expenses..............................................    3,039      3,625
                                                               ------     ------
  NET INCOME................................................   $  361     $  350



    Hartford Life Insurance Company has the following reportable segments:
Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). The Company reports in "Other" corporate items not directly allocable to any of its segments, as well as certain employee benefits, including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA. For information regarding the Company's segments, see Note 13 of Notes to Consolidated Financial Statements.



    Revenues decreased $575, or 14%, due primarily to the declining block of leveraged COLI business. Excluding the COLI segment, revenues increased $162, or 7%, driven mostly by the Investment Products and Individual Life segments, where revenues increased $105, or 6%, and $31, or 6%, respectively. The revenue growth in the Investment Products segment was, for the most part, due to higher fee income in the individual annuity operation, where fee income increased $209, or 24%, due to significant growth in related account values resulting from strong sales, favorable persistency and equity market appreciation. The growth in Individual Life was fundamentally due to higher fee income associated with the growing block of variable life insurance.



    Total benefits, claims and expenses decreased $589, or 17%, primarily due to the declining block of leveraged COLI business. Excluding the COLI segment, total benefits, claims and expenses increased $155, or 8%, consistent with the revenue growth described above. Combined net income for Investment Products, Individual Life and COLI increased $38, or 11%, driven mostly by increased fee income associated with higher account values in the Investment Products segment, as well as continued growth in Individual Life and COLI. Net losses in "Other" increased $27 primarily related to the loss of $16 associated with the commutation of a reinsurance arrangement as discussed in Note 9 of Notes to Consolidated Financial Statements.

OUTLOOK



    Management believes that it has developed and implemented strategies to maintain and enhance its position as a market leader within the financial services industry and to continue the Company's growth in assets. Hartford Life Insurance Company is well positioned to assist individuals in meeting their financial goals as they increasingly save and plan for retirement, protect themselves and their families against disability or death and prepare their estates for an efficient transfer of wealth between generations. Hartford Life Insurance Company's strong market position in its primary businesses, which align with these growing markets, will provide opportunities to increase sales of the Company's products and services.



    Certain proposed legislative initiatives which could impact Hartford Life Insurance Company are discussed in the Regulatory Matters and Contingencies section.



SEGMENT RESULTS



    Below is a summary of net income (loss) by segment.



                                                                1999       1998
                                                              --------   --------
Investment Products.........................................    $300       $270
Individual Life.............................................      68         64
Corporate Owned Life Insurance..............................      28         24
Other.......................................................     (35)        (8)
                                                                ----       ----
  NET INCOME................................................    $361       $350



    A description of each segment as well as an analysis of the operating results summarized above is included on the following pages.



INVESTMENT PRODUCTS



OPERATING SUMMARY



                                                                1999       1998
                                                              --------   --------
Total revenues..............................................   $1,884     $1,779
Total expenses..............................................    1,584      1,509
                                                               ------     ------
  NET INCOME................................................   $  300     $  270



    The Investment Products segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual fixed and variable annuities, retirement plan services and other investment products. The Company, along with its parent, was ranked the number one writer of individual variable annuities in the United States for 1999 according to Variable Annuity and Research Data Service (VARDS) and the number one seller of individual variable annuities through banks, according to Kenneth Kehrer and Associates.



    Revenues increased $105, or 6%, primarily due to higher fee income in the individual annuity operation. Fees generated by individual annuities increased $209, or 24%, as related account values increased $18.2 billion, or 26%. The growth in individual annuity account values was mostly due to significant net cash flow, resulting from strong sales of $10.9 billion and favorable persistency, as well as equity market appreciation. Partially offsetting this growth, was a decline in total revenues of $72 as the non-insurance subsidiaries, which included fees generated from mutual fund operations, were transferred to HLA in November 1998 in the form of a dividend as discussed in
Note 1 of Notes to Consolidated Financial Statements.



    Total expenses increased $75, or 5%, as a result of the continued growth in this segment. This increase was primarily driven by amortization of deferred policy acquisition costs, which grew $85, or 26%. Additionally, other expenses in the individual annuity operations increased $37, or 17%, essentially due to growth in the individual variable annuity operation. Partially offsetting this growth was a decline in total expenses of $57 related to the transfer of the non-insurance subsidiaries, which included fees generated from mutual fund operations, described above.



    Net income increased $30, or 11%, for the most part due to the growth in revenues discussed above. Also contributing to the higher net income were operating efficiencies that the segment continues to achieve, particularly in its individual variable annuity operation, where operating expenses as a percentage of average individual annuity account values decreased from 23 basis points to 21 basis points. Additionally, the transfer of the non-insurance subsidiaries, which included fees generated from mutual fund operations, described above, partially offset the growth in this segment.



OUTLOOK



    The market for retirement products continues to expand as individuals increasingly save and plan for retirement. Demographic trends suggest that as the baby boom generation matures, a significant portion of the United States population will allocate a greater percentage of their disposable incomes to saving for their retirement years due to uncertainty surrounding the Social Security system and increases in average life expectancy. As this market grows, particularly for variable annuities and mutual funds, new companies are continually entering the market and aggressively seeking distribution capabilities and pursuing market share. This trend is not expected to subside, particularly in light of the Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act), which was enacted into law, allowing banks, securities firms and insurance companies to have ownership affiliation. (For additional information, see the Regulatory Matters and Contingencies section.)



    Management believes that it has developed and implemented strategies to maintain and enhance its position as a market leader in the financial services industry.



INDIVIDUAL LIFE



OPERATING SUMMARY



                                                                1999       1998
                                                              --------   --------
Total revenues..............................................    $574       $543
Total expenses..............................................     506        479
                                                                ----       ----
  NET INCOME................................................    $ 68       $ 64



    The Individual Life segment, which focuses on the high end estate and business planning markets, sells a variety of life insurance products, including variable life, universal life, interest sensitive whole life and term life insurance.



    Revenues increased $31, or 6%, resulting primarily from higher fee income associated with the growing block of variable life insurance. Fee income increased $52, or 15%, as variable life account values increased $868, or 50%, and variable life insurance in force increased $7.5 billion, or 46%. The higher fee income was partially offset by a decrease of $12, or 7%, in net investment income. Expenses increased $27, or 6%, primarily as a result of an increase in amortization of deferred policy acquisition costs and operating expenses of $23, or 22%, and $10, or 9%, respectively, associated with the growth of this segment. Partially offsetting these increases was a decrease in benefits, claims and claim adjustment expenses of $8, or 3%, principally due to lower mortality costs. Net income increased $4, or 6%, essentially due to the higher fee income and favorable mortality described above.



OUTLOOK



    Management believes that the Company's strong market position will provide opportunities for growth in this segment as individuals increasingly prepare their estates for an efficient transfer of wealth between generations.



CORPORATE OWNED LIFE INSURANCE (COLI)



OPERATING SUMMARY



                                                                1999       1998
                                                              --------   --------
Total revenue...............................................    $830      $1,567
Total expenses..............................................     802       1,543
                                                                ----      ------
  NET INCOME................................................    $ 28      $   24



    Hartford Life Insurance Company is a leader in the COLI market, which includes life insurance policies purchased by a company on the lives of its employees, with the company named as beneficiary under the policy. Until the Health Insurance Portability and Accountability Act of 1996 (HIPA Act of 1996), the Company sold two principal types of COLI business, leveraged and variable products. Leveraged COLI is a fixed premium life insurance policy owned by a company or a trust sponsored by a company. The HIPA Act of 1996 phased out the deductibility of interest on policy loans under leveraged COLI through the end of 1998, virtually eliminating all future sales of this product. Variable COLI continues to be a product used by employers to fund non-qualified benefits or other postemployment benefit liabilities. Products marketed in this segment also include coverage owned by employees under business sold through corporate sponsorship.



    Revenues decreased $737, or 47%, primarily attributable to the downsizing of the leveraged COLI business as a result of the HIPA Act of 1996. During 1999, leveraged COLI account values decreased $3.4 billion, or 37%. Consistent with the decrease in revenues, expenses decreased $741, or 48%. Net income increased $4, or 17%, primarily due to growth in the variable COLI business, where related account values increased $1.2 billion, or 10%. Additionally, leveraged COLI net income increased due to earnings associated with the MBL business recaptured in November 1998 (as discussed earlier), which was partially offset by decreases associated with the downsizing of the overall leveraged COLI business.



OUTLOOK



    The focus of this segment is variable COLI, which continues to be a product generally used by employers to fund non-qualified benefits or other postemployment benefit liabilities. The leveraged COLI product has been an important contributor to Hartford Life Insurance Company's profitability in recent years and will continue to contribute to the profitability of Hartford Life Insurance Company in the future, although the level of profit is expected to decline. COLI is subject to a changing legislative and regulatory environment that could have a material adverse affect on its business. Certain proposed legislative initiatives could impact COLI and are discussed in the Regulatory Matters and Contingencies section.



INVESTMENTS



GENERAL



    The Company's investments are managed by its investment strategy group which consists of a risk management unit and a portfolio management unit and reports directly to senior management of the Company. The risk management unit is responsible for monitoring and managing the Company's asset/liability profile and establishing investment objectives and guidelines. The portfolio management unit is responsible for determining, within specified risk tolerances and investment guidelines, the appropriate asset allocation, duration, and convexity characteristics of the Company's general account and guaranteed separate account investment portfolios. The Hartford Investment Management Company, a wholly owned subsidiary of The Hartford Financial Services Group, Inc., executes the investment plan of the investment strategy group including the identification and purchase of securities that fulfill the objectives of the strategy group.



    The primary investment objective of the Company's general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets relative to that of policyholder obligations). The Company does not hold any financial instruments purchased for trading purposes. The Company is exposed to two primary sources of investment risk: credit risk, relating to the uncertainty associated with an obligor's continued ability to make timely payment of principal and/or interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market yield curves. See "Investment Risk Management" for further discussion of the Company's approach to managing these investment risks.



    The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $110.4 billion and $80.6 billion as of December 31, 1999 and 1998, respectively wherein the policyholder assumes substantially all the investment risk and reward, and guaranteed separate accounts totaling $8.7 billion and $9.7 billion as of December 31, 1999 and 1998, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Non-guaranteed separate account products include variable annuities, variable life insurance contracts and variable COLI. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance and generally include market value adjustment features to mitigate the risk of disintermediation.



    The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support the Company's general account liabilities, the Company's investment strategy group has developed separate investment portfolios for specific classes of product liabilities within the general account. The strategy group works closely with the business lines to develop specific investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives for each product line in order to achieve each product line's individual risk and return objectives.



    Invested assets in the Company's general account totaled $18.1 billion as of December 31, 1999 and were comprised of $13.5 billion of fixed maturities, $4.2 billion of policy loans and other investments of $398. As of December 31, 1998, general account invested assets totaled $21.8 billion and were comprised of $14.8 billion of fixed maturities, $6.7 billion of policy loans and other investments of $295. Policy loans, which had a weighted-average interest rate of 7.5% and 9.9%, as of December 31, 1999 and 1998, respectively, increased primarily as a result of the MBL Recapture. These loans are secured by the cash value of the underlying life insurance policies and do not mature in a conventional sense, but expire in conjunction with the related policy liabilities.



    During 1999, the Hartford Life Insurance Company continued its investment strategy of increasing its allocation to municipal tax-exempt securities with the objective of increasing after-tax yields, and also increased its allocation to commercial mortgage backed and mortgage backed securities. Short-term investments decreased as of December 31, 1999 as compared to 1998 primarily due to the funding of scheduled liability maturities and reallocation into other asset sectors.



    Approximately 22.2% and 23.3% of the Company's fixed maturity portfolio was invested in private placement securities (including Rule 144A offerings) as of December 31, 1999 and 1998, respectively. Private placement securities are generally less liquid than public securities; however, covenants for private placements are designed to mitigate liquidity risk. Most of the private placement securities in the Company's portfolio are rated by nationally recognized rating organizations.



INVESTMENT RESULTS



    The table below summarizes Hartford Life Insurance Company's investment results.



(BEFORE-TAX)                                                    1999       1998
------------                                                  --------   --------
Net investment income -- excluding policy loan income.......   $  968     $  970
Policy loan income..........................................      391        789
Net investment income -- total..............................   $1,359     $1,759
Yield on average invested assets (1)........................     6.8%       8.0%
Net realized capital losses.................................   $   (4)    $   (2)



(1) REPRESENTS NET INVESTMENT INCOME (EXCLUDING NET REALIZED CAPITAL LOSSES) DIVIDED BY AVERAGE INVESTED ASSETS AT COST (FIXED MATURITIES AT AMORTIZED
    COST). IN 1998, AVERAGE INVESTED ASSETS WERE CALCULATED ASSUMING THE MBL RECAPTURE PROCEEDS WERE RECEIVED ON JANUARY 1, 1998.



    Total net investment income, before-tax, decreased $400, or 23%, most notably due to a decrease in policy loan income of $398 associated with the downsizing of the leveraged COLI business. Yield on average invested assets declined to 6.8%, as a result of a decline in the policy loan weighted average interest rate to 7.5% in 1999 from 9.9% in 1998. Net realized capital gains on the sale of equity securities and fixed maturities offset a $28, after-tax, other than temporary impairment charge related to asset backed securities securitized and serviced by Commercial Financial Services, Inc. (CFS) securities, which were sold in August of 1999.



INVESTMENT RISK MANAGEMENT



    Credit risk and interest rate risk are the primary sources of investment risk to the Company. The Company manages credit risk through industry and issuer diversification and asset allocation. Investment credit policies have been established that focus on the credit quality of obligors and counterparties, limit credit concentrations, and encourage diversification and require frequent creditworthiness reviews. The Company invests primarily in securities rated investment grade and has established exposure limits, diversification standards and review procedures for all credit risks including borrower, issuer and counterparty. Also, the Company maintains credit policies regarding the financial stability and credit standing of its major derivatives' counterparties and, to the extent the current value of derivatives exceed exposure policy thresholds, collateral is pledged to or held by the Company. The Company manages interest rate risk as part of its asset/liability management strategies, including the use of certain hedging techniques (which may include the use of certain financial derivatives), product design, such as the use of MVA features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of the Company's products (such as resetting of credited rates for policies that permit such adjustments). For additional information of the Company's interest rate risk management techniques see the "Asset/Liability Management Strategies Used to Manage Market Risk" discussion below.



    Upward movement in market interest rates during 1999 resulted in a significant decline in the fair value of the fixed maturities portfolio over 1998. However, the Company's asset allocation, and therefore its exposure to market risk, has not changed materially from its position at December 31, 1998.



    The following table reflects the principal amounts of the fixed and variable rate fixed maturity portfolio, along with the respective weighted average coupons by estimated maturity year as of December 31, 1999. Comparative totals are included for December 31, 1998. Expected maturities differ from contractual maturities due to call or prepayment provisions. The weighted average coupon on variable rate securities is based on spot rates as of December 31, 1999 and 1998, and is primarily based on the London Interbank Offered Rate (LIBOR). Callable bonds and notes are distributed to either call dates or maturity, depending on which date produces the most conservative yield. Asset backed securities, collateralized mortgage obligations and mortgage backed securities are distributed to maturity year based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates. Financial instruments with certain leverage features have been included in each of the fixed maturity categories. These instruments have not been separately displayed because they were immaterial to the Company's investment portfolio.



                                                                                                          1999       1998
                                      2000       2001       2002       2003       2004     THEREAFTER    TOTAL      TOTAL
                                    --------   --------   --------   --------   --------   ----------   --------   --------
BONDS AND NOTES -- CALLABLE
  FIXED RATE
    Par value.....................   $   92     $   54     $   34     $   64     $    3      $  230     $   477    $   480
    Weighted average coupon.......     7.1%       5.8%       7.1%       7.6%       7.5%        5.3%        6.2%       6.3%
    Fair value....................                                                                      $   456    $   480
  VARIABLE RATE
    Par value.....................   $  126     $   29     $   26     $    -     $   30      $1,011     $ 1,222    $   974
    Weighted average coupon.......     6.6%       6.2%       6.6%          -       7.4%        6.6%        6.6%       6.0%
    Fair value....................                                                                      $ 1,124    $   883
BONDS AND NOTES -- OTHER
  FIXED RATE
    Par value.....................   $3,175     $1,663     $1,106     $1,117     $1,132      $5,393     $13,586    $13,146
    Weighted average coupon.......     6.7%       7.0%       7.3%       6.9%       6.3%        5.5%        6.2%       6.4%
    Fair value....................                                                                      $12,015    $13,655
  VARIABLE RATE
    Par value.....................   $  222     $   84     $  119     $   73     $   42      $  334     $   874    $ 1,132
    Weighted average coupon.......     6.5%       6.0%       6.1%       5.7%       5.3%        4.9%        5.7%       5.7%
    Fair value....................                                                                      $   901    $ 1,096
ASSET BACKED SECURITIES
  FIXED RATE
    Par value.....................   $  409     $  565     $  308     $  197     $  172      $  332     $ 1,983    $ 1,886
    Weighted average coupon.......     6.8%       6.6%       6.5%       6.4%       6.8%        7.3%        6.7%       6.8%
    Fair value....................                                                                      $ 1,847    $ 1,811
  VARIABLE RATE
    Par value.....................   $  187     $  275     $  222     $  216     $  166      $  421     $ 1,487    $ 1,720
    Weighted average coupon.......     6.4%       6.4%       6.6%       6.7%       6.7%        6.7%        6.6%       6.1%
    Fair value....................                                                                      $ 1,419    $ 1,622

                                                                                                          1999       1998
                                      2000       2001       2002       2003       2004     THEREAFTER    TOTAL      TOTAL
                                    --------   --------   --------   --------   --------   ----------   --------   --------
COLLATERALIZED MORTGAGE
  OBLIGATIONS
  FIXED RATE
    Par value.....................   $  349     $  235     $  142     $   75     $   39      $  202     $ 1,042    $ 1,342
    Weighted average coupon.......     6.0%       6.1%       6.2%       6.5%       7.1%        7.2%        6.4%       6.3%
    Fair value....................                                                                      $   941    $ 1,286
  VARIABLE RATE
    Par value.....................   $   16     $    3     $    1     $    -     $    1      $  103     $   124    $   276
    Weighted average coupon.......     7.1%       5.0%       6.9%          -       8.1%        5.5%        5.8%       6.2%
    Fair value....................                                                                      $   113    $   260
COMMERCIAL MORTGAGE BACKED
  SECURITIES
  FIXED RATE
    Par value.....................   $  106     $  148     $  129     $   50     $   94      $1,234     $ 1,761    $ 1,535
    Weighted average coupon.......     6.7%       7.6%       7.2%       7.1%       7.2%        7.1%        7.1%       7.1%
    Fair value....................                                                                      $ 1,604    $ 1,578
  VARIABLE RATE
    Par value.....................   $  237     $  117     $  134     $  178     $  122      $  459     $ 1,247    $ 1,046
    Weighted average coupon.......     7.3%       7.6%       7.3%       7.2%       7.5%        7.7%        7.5%       6.7%
    Fair value....................                                                                      $ 1,073    $ 1,000
MORTGAGE BACKED SECURITIES
  FIXED RATE
    Par value.....................   $   73     $   83     $   82     $   74     $   66      $  698     $ 1,076    $   654
    Weighted average coupon.......     7.0%       7.0%       7.0%       7.0%       7.0%        7.9%        7.6%       6.8%
    Fair value....................                                                                      $   816    $   615
  VARIABLE RATE
    Par value.....................   $    1     $    1     $    -     $    -     $    -      $    2     $     4    $    11
    Weighted average coupon.......     6.6%       6.6%          -          -          -        6.3%        6.4%       8.6%
    Fair value....................                                                                      $     4    $    10



ASSET/LIABILITY MANAGEMENT STRATEGIES USED TO MANAGE MARKET RISK



    The Company employs several risk management tools to quantify and manage market risk arising from its investments and interest sensitive liabilities. For certain portfolios, management monitors the changes in present value between assets and liabilities resulting from various interest rate scenarios using integrated asset/liability measurement systems and a proprietary system that simulates the impacts of parallel and non-parallel yield curve shifts. Based on this current and prospective information, management implements risk reducing techniques to improve the match between assets and liabilities.



    Derivatives play an important role in facilitating the management of interest rate risk, creating opportunities to efficiently fund obligations, hedge against risks that affect the value of certain liabilities and adjust broad investment risk characteristics as a result of any significant changes in market risks. The Company uses a variety of derivatives, including swaps, caps, floors, forwards and exchange traded financial futures and options, in order to hedge exposure primarily to interest rate risk on anticipated investment purchases or existing assets and liabilities. The Company does not make a market or trade derivatives for the express purpose of earning trading profits. The Company's derivative program is monitored by an internal compliance unit and is reviewed frequently by senior management. The notional amounts of derivative contracts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, totaled $7.5 billion as of December 31, 1999 ($4.7 billion related to insurance investments and $2.8 related to life insurance liabilities). As of December 31, 1998, the notional amounts pertaining to derivatives totaled $9.7 billion ($4.9 billion related to insurance investments and $4.8 billion related to life insurance liabilities.)



    The strategies described below are used to manage the aforementioned risks.



    ANTICIPATORY HEDGING -- For certain liabilities, the Company commits to the price of the product prior to receipt of the associated premium or deposit. Anticipatory hedges are routinely executed to offset the impact of changes in asset prices arising from interest rate changes pending the receipt of premium or deposit and the subsequent purchase of an asset. These hedges involve taking a long position in interest rate futures or entering into an interest rate swap with duration characteristics equivalent to the associated liabilities or anticipated investments. The notional amount of anticipatory hedges as of December 31, 1999 and 1998 was $186 and $235, respectively.



    LIABILITY HEDGING -- Several products obligate the Company to credit a return to the contractholder which is indexed to a market rate. To hedge risks associated with these products, the Company enters into various derivative contracts. Interest rate swaps are used to convert the contract rate into a rate that trades in a more liquid and efficient market. This hedging strategy enables the Company to customize contract terms and conditions to customer objectives and satisfies Hartford Life Insurance Company's asset/liability matching policy. Interest rate swaps are also used to convert certain fixed contract rates into floating rates, thereby allowing them to be appropriately matched against floating rate assets. Additionally, interest rate caps are used to hedge against the risk of contractholder disintermediation in a rising interest rate environment. The notional amount of derivatives used for liability hedges as of December 31, 1999 and 1998 was $2.8 billion and $4.8 billion, respectively.



    ASSET HEDGING -- To meet the various policyholder obligations and to provide cost effective prudent investment risk diversification, the Company may combine two or more financial instruments to achieve the investment characteristics of a fixed maturity security or that match an associated liability. The use of derivative instruments in this regard effectively transfers unwanted investment risks or attributes to others. The selection of the appropriate derivative instruments depends on the investment risk, the liquidity and efficiency of the market, and the asset and liability characteristics. The notional amount of asset hedges as of December 31, 1999 and 1998 was $3.5 billion and $3.2 billion, respectively.



    PORTFOLIO HEDGING -- The Company periodically compares the duration and convexity of its portfolios of assets to their corresponding liabilities and enters into portfolio hedges to reduce any difference to desired levels. Portfolio hedges reduce the mismatch between assets and liabilities and offset the potential impact to cash flows caused by changes in interest rates. The notional amount of portfolio hedges as of December 31, 1999 and 1998 was $1.0 billion and $1.5 billion, respectively.



LIFE INSURANCE LIABILITY CHARACTERISTICS



    Hartford Life Insurance Company's insurance liabilities, other than non-guaranteed separate accounts, are primarily related to accumulation vehicles such as fixed or variable annuities and investment contracts and other insurance products such as long-term disability and term life insurance.



ASSET ACCUMULATION VEHICLES



    While interest rate risk associated with these insurance products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.



    FIXED RATE -- Products in this category require the Company to pay a fixed rate for a certain period of time. The cash flows are not interest sensitive because the products are written with a market value adjustment feature and the liabilities have protection against the early withdrawal of funds through surrender charges. Product examples include fixed rate annuities with a market value adjustment and fixed rate guaranteed investment contracts. Contract duration is dependent on the policyholder's choice of guarantee period.



    INDEXED -- Products in this category are similar to the fixed rate asset accumulation vehicles but require the Company to pay a rate that is determined by an external index. The amount and/or timing of cash flows will therefore vary based on the level of the particular index. The primary risks inherent in these products are similar to the fixed rate asset accumulation vehicles, with an additional risk that changes in the index may adversely affect profitability. Product examples include indexed guaranteed investment contracts with an estimated duration of up to two years.



    INTEREST CREDITED -- Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Policyholders may surrender at book value but are subject to surrender charges for an initial period. Product examples include universal life contracts and the general account portion of the Company's variable annuity products. Liability duration is short to intermediate term.

OTHER INSURANCE PRODUCTS



    LONG-TERM PAY OUT LIABILITIES -- Products in this category are long term in nature and may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. The cash flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows will differ from those anticipated resulting in an investment return lower than that assumed in pricing. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and long-term disability contracts. Contract duration is generally five to ten years.



    SHORT-TERM PAY OUT LIABILITIES -- These liabilities are short term in nature with a duration of less than one year. The primary risks associated with these products are determined by the non-investment contingencies such as mortality or morbidity and the variability in the timing of the expected cash flows. Liquidity is of greater concern than for the long-term pay out liabilities. Products include individual and group term life insurance contracts and short-term disability contracts.



    Management of the duration of investments with respective policyholder obligations is an explicit objective of the Company's management strategy. The estimated cash flows of insurance policy liabilities based upon internal actuarial assumptions as of December 31, 1999 are reflected in the table below by expected maturity year. Comparative totals are included for December 31, 1998.



    (DOLLARS IN BILLIONS)



                                                                                                                1999       1998
DESCRIPTION (1)                             2000       2001       2002       2003       2004     THEREAFTER    TOTAL      TOTAL
---------------                           --------   --------   --------   --------   --------   ----------   --------   --------
Fixed rate asset accumulation
  vehicles..............................    $1.9       $1.4       $0.7       $1.3       $2.2        $2.1       $ 9.6      $10.8
  Weighted average credited rate........     6.6%       6.8%       6.3%       5.5%       6.9%        6.8%        6.6%       6.6%
Indexed asset accumulation vehicles.....    $0.4       $0.1       $  -       $  -       $  -        $  -       $ 0.5      $ 0.3
  Weighted average credited rate........     6.2%       6.2%         -          -          -           -         6.2%       5.1%
Interest credited asset accumulation
  vehicles..............................    $4.7       $0.6       $0.5       $0.3       $0.3        $3.7       $10.1      $10.7
  Weighted average credited rate........     5.9%       5.5%       5.5%       5.6%       5.6%        5.6%        5.7%       5.7%
Long-term pay out liabilities...........    $0.3       $0.3       $0.3       $0.2       $0.2        $1.9       $ 3.2      $ 2.9
Short-term pay out liabilities..........    $0.2       $  -       $  -       $  -       $  -        $  -       $ 0.2      $ 0.2



(1) AS OF DECEMBER 31, 1999 AND 1998, THE FAIR VALUE OF THE COMPANY'S INVESTMENT CONTRACTS INCLUDING GUARANTEED SEPARATE ACCOUNTS WAS $20.4 BILLION AND $21.4 BILLION, RESPECTIVELY.



CAPITAL RESOURCES AND LIQUIDITY



RATINGS



    The following table summarizes the Company's financial ratings from the major independent rating organizations as of February 29, 2000:



                                                                          DUFF &               STANDARD &
INSURANCE RATINGS                                            A.M. BEST    PHELPS    MOODY'S      POOR'S
-----------------                                            ---------   --------   --------   -----------
Hartford Life Insurance Company............................     A+         AA+        Aa3           AA
Hartford Life and Annuity..................................     A+         AA+        Aa3           AA



    Ratings are an important factor in establishing the competitive position of an insurance company such as Hartford Life Insurance Company. There can be no assurance that the Company's ratings will continue for any given period of time or that they will not be changed. In the event that the Company's ratings are downgraded, the level of sales or the persistency of the Company's block of in force business may be adversely impacted.



RISK-BASED CAPITAL



    The National Association of Insurance Commissioners (NAIC) has regulations establishing minimum capitalization requirements based on Risk-Based Capital
(RBC) formulas for life insurance companies. The requirements consist of formulas which identify companies that are undercapitalized and require specific regulatory actions. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. The RBC ratios for each of the life insurance subsidiaries are in excess of 200% as of December 31, 1999, which are greater than the minimum threshold.



CASH FLOW



                                                                1999       1998
                                                              --------   --------
Cash provided by operating activities.......................  $   325    $   371
Cash provided by investing activities.......................    2,423        601
Cash used for financing activities..........................   (2,710)    (1,009)
Cash - end of year..........................................       55         17



    In 1999, the decrease in cash provided by operating activities was primarily the result of timing in the settlement of receivables and payables. The increase in cash provided by investing activities and the decrease in cash used for financing activities primarily related to the significant downsizing of the leveraged COLI block of business, as well as the decrease in the Company's guaranteed investment contract (GIC) business.



    Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.



MBL RECAPTURE



    On November 10, 1998, the Company recaptured an in force block of COLI business (referred to as "MBL Recapture") previously ceded to MBL Life Assurance Co. of New Jersey (MBL Life). The transaction was consummated through the assignment of a reinsurance arrangement between Hartford Life and MBL Life to a Hartford Life subsidiary. Hartford Life originally assumed the life insurance block in 1992 from Mutual Benefit Life, which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those policies back to MBL Life. MBL Life, previously a Mutual Benefit Life subsidiary, operated under the Rehabilitation Plan for Mutual Benefit Life. The MBL Recapture has been recorded retroactive to January 1, 1998 with respect to results of operations. The transaction resulted in a decrease in reinsurance recoverables of $4.8 billion with an offset primarily in policy loans and other investments.



REGULATORY MATTERS AND CONTINGENCIES



LEGISLATIVE AND REGULATORY INITIATIVES



    The business of insurance is primarily regulated by the states and is also affected by a range of legislative developments at the state and federal levels. Passage in November 1999 of the Gramm-Leach-Bliley Act (the Financial Services Modernization Act), which permits affiliations among banks, insurance companies and securities firms, may have competitive, operational and other implications for the Company. In particular, the measure includes privacy protections requiring all financial services providers to disclose their privacy policies and restrict the sharing of personal information for marketing purposes. Various states are considering even more restrictive privacy measures that could potentially affect the Company's operations. Medical records are also subject to new privacy safeguards under guidelines proposed by the U.S. Department of Health and Human Services. These and similar measures proposed at the state level could affect the Company's ability to manage medical claims.



    Enactment of Gramm-Leach-Bliley at the federal level has focused renewed attention on state regulation of insurance. Elements of the insurance industry are involved in a countrywide initiative to streamline regulatory procedures. Such measures could result in reduced transaction costs and improved speed to market.



    Current and proposed federal measures which may significantly affect the life insurance business include tax law changes affecting the tax treatment of life insurance products and its impact on the relative desirability of various personal investment vehicles, medical testing for insurability, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits. In particular, President Clinton's 2001 federal budget proposal currently contains certain recommendations for modifying tax rules related to the treatment of COLI by contractholders which, if enacted as described, could have a material adverse impact on the Company's sales of these products. The budget proposal also includes provisions which would result in a significant increase in the "DAC tax" on certain of the Company's products and would apply a tax to the Company's policyholder surplus account. (For further discussion on policyholder surplus accounts and related tax treatment as of December 31, 1999, see Note 10 of Notes to Consolidated Financial Statements.) It is too early to determine whether these tax proposals will ultimately be enacted by Congress. Therefore, the potential impact to the Company's financial condition or results of operations cannot be reasonably estimated at this time.



INSOLVENCY FUND



    See Note 12 (b) of Notes to Consolidated Financial Statements.



NAIC PROPOSALS



    The NAIC has been developing several model laws and regulations, including a Model Investment Law and amendments to the Model Holding Company System Regulatory Act (the "Holding Act Amendments"). The Model Investment Law defines the investments which are permissible for life insurers to hold, and the Holding Act Amendments address the types of activities in which subsidiaries and affiliates may engage. The NAIC adopted these models in 1997 and 1996, but the laws have not been enacted for insurance companies domiciled in the State of Connecticut, such as Hartford Life Insurance Company. Even if enacted in Connecticut or other states in which Hartford Life Insurance Company's insurance subsidiaries are domiciled, it is expected that these laws will neither significantly change Hartford Life Insurance Company's investment strategies nor have any material adverse effect on Hartford Life Insurance Company's liquidity or financial position.



    The NAIC adopted the Codification of Statutory Accounting Principles (SAP) in March 1998. The proposed effective date for the statutory accounting guidance is January 1, 2001. It is expected that each of Hartford Life Insurance Company's domiciliary states will adopt the SAP and the Company will make the necessary changes required for implementation. The Company has not yet determined the impact that the SAP will have on the statutory financial statements of the insurance subsidiaries of Hartford Life Insurance Company.



DEPENDENCE ON CERTAIN THIRD PARTY RELATIONSHIPS



    Hartford Life Insurance Company distributes its annuity and life insurance products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party marketing organizations. The Company periodically negotiates provisions and renewals of these relationships and there can be no assurance that such terms will remain acceptable to the Company or such service providers. An interruption in the Company's continuing relationship with certain of these third parties could materially affect the Company's ability to market its products. During the first quarter of 1999, the Company modified its contract with Putnam Mutual Funds Corp. (Putnam) to eliminate the exclusivity provision, which will allow both parties to pursue new market opportunities. Putnam is contractually obligated to support and service the related annuity in force block of business and to market, support and service new business. However, there can be no assurance that this contract modification will not adversely impact the Company's ability to distribute Putnam-related products.



YEAR 2000
IN GENERAL



    The Year 2000 issue relates to the ability or inability of computer hardware, software and other information technology (IT) systems, as well as non-IT systems, such as equipment and machinery with imbedded chips and microprocessors, to properly process information and data containing or related to dates beginning with the Year 2000 and beyond. The Year 2000 issue exists because, historically, many IT and non-IT systems that are in use today were developed years ago when a year was identified using a two-digit date field rather than a four-digit date field. As information and data containing or related to the century date are introduced to date sensitive systems, these systems may recognize the Year 2000 as "1900," or not at all, which may result in systems processing information incorrectly. This, in turn, may significantly and adversely affect the integrity and reliability of information databases of IT systems, may cause the malfunctioning of certain non-IT systems, and may result in a wide variety of adverse consequences to a company. In addition, Year 2000 problems that occur with third parties with which a company does business, such as suppliers, computer vendors, distributors and others, may also adversely affect any given company.



    The integrity and reliability of Hartford Life Insurance Company's IT systems, as well as the reliability of its non-IT systems, are integral aspects of Hartford Life Insurance Company's business. Hartford Life Insurance

Company issues insurance policies, annuities, mutual funds and other financial products to individual and business customers, nearly all of which contain date sensitive payment dates. In addition, various IT systems support communications and other systems that integrate Hartford Life Insurance Company's various business segments and field offices, including Hartford Life Insurance Company's foreign operations. Hartford Life Insurance Company also has business relationships with numerous third parties that affect virtually all aspects of Hartford Life Insurance Company's business, including, without limitation, suppliers, computer hardware and software vendors, insurance agents and brokers, securities broker-dealers, banks and other distributors and servicers of financial products, many of which provide date sensitive data to Hartford Life Insurance Company and whose operations are important to Hartford Life Insurance Company's business.



INTERNAL AND THIRD PARTY YEAR 2000 EFFORTS



    Beginning in 1990, Hartford Life Insurance Company began working on making its IT systems Year 2000 ready, either through installing new programs or replacing systems. These efforts were substantially completed by the end of 1999, including the internal and external integrated testing of such systems. In addition, Hartford Life Insurance Company's Year 2000 efforts included assessing the potential impact on Hartford Life Insurance Company of third parties' Year 2000 readiness.



STATUS AND CONTINGENCY PLANS



    As of February 29, 2000, Hartford Life Insurance Company had not experienced any Year 2000-related business interruptions arising either from its own systems or those of third parties. However, Hartford Life Insurance Company has developed certain contingency plans so that if, despite its Year 2000 efforts, Year 2000 problems ultimately arise, the impact of such problems may be avoided or minimized. The contingency planning process involved identifying reasonably likely business disruption scenarios that, if they were to occur, could create significant problems in the critical functions of each business segment. Each business segment has developed plans to respond to such problems so that critical business functions may continue to operate with minimal disruption. Contingency planning also included assessing the dependency of Hartford Life Insurance Company's critical business on third parties and their Year 2000 readiness. These plans were reviewed and simulated on an integrated basis, where appropriate, and will continue to be evaluated. Furthermore, in many contexts, Year 2000 issues are dynamic, and ongoing assessments of business functions, vulnerabilities and risks must be made. As such, new contingency plans may be needed in the future and/or existing plans may need to be modified as circumstances warrant.



YEAR 2000 COSTS



    The after-tax costs of Hartford Life Insurance Company's Year 2000 efforts that were incurred prior to January 1, 1998 were not material to Hartford Life Insurance Company's financial condition or results of operations. For the years ended December 31, 1999 and 1998, the after-tax costs were approximately $2 and $3, respectively. These costs were expensed as incurred. Hartford Life Insurance Company does not expect to incur significant costs in the year 2000 related to its Year 2000 efforts.



ACCOUNTING STANDARDS



    For a discussion of accounting standards, see Note 2 of Notes to Consolidated Financial Statements.



ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    Reference is made to the "Investment Risk Management" discussion of the Investments section of the Management's Discussion and Analysis of Financial Condition and Results of Operations.



ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



    See Index to Consolidated Financial Statements and Schedules elsewhere herein.



ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE



    None.

PART IV



ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K



(a) Documents filed as a part of this report:



    1. CONSOLIDATED FINANCIAL STATEMENTS. See Index to Consolidated Financial Statements and Schedules elsewhere herein.



    2. CONSOLIDATED FINANCIAL STATEMENT SCHEDULES. See Index to Consolidated Financial Statement and Schedules elsewhere herein.



    3. EXHIBITS. See Exhibit Index elsewhere herein.



(b) Reports on Form 8-K - None.



(c) See Item 14(a)(3).



(d) See Item 14(a)(2).


                                 LEGAL OPINIONS

    The validity of the interests in the Contracts described in this Prospectus will be passed upon for Hartford by Lynda Godkin, General Counsel and Secretary of Hartford.

                                    EXPERTS

    The audited financial statements and financial statement schedules included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

                                   APPENDIX A
                          MARKET VALUE LUMP SUM OPTION

    If A is greater than B, the Market Value Adjustment factor equals 1.

    If B is greater than A, the Market Value Adjustment factor equals 1 - (6(B -
A))

 -  WHERE:

    A    =    The weighted average interest rate (expressed as a decimal,
              e.g., 1% = .01) being credited under the General Account
              Option as of the date of termination.

    B    =    The average yield (expressed as a decimal, e.g. 1% = .01)
              for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public
              Utilities rated Aa by Moody's Investors Service, Inc. and
              the Salomon Brothers weekly Index of Current Coupon 30 year
              Federal National Mortgage Association Securities, or the
              equivalents of such indices.

BOOK VALUE SPREAD OPTION

    Interest to be credited on unpaid balance ("i") equals (A - 2(B-A)) - .005, where A and B are defined as above.

 - Examples of Contract Termination:

   (Assuming a 5% Contingent Deferred Sales Charge, and no Policy Fees or Premium Taxes are applicable)

                       INTEREST RATE           ACTIVE LIFE FUND
                        CREDITED TO            ATTRIBUTABLE TO
                       CONTRIBUTIONS            CONTRIBUTIONS
                   DEPOSITED IN THE GIVEN   DEPOSITED IN THE GIVEN
                       CALENDAR YEAR            CALENDAR YEAR
                   ----------------------   ----------------------
1992.............          6.00%                  $  300,000

1993.............          6.50%                     600,000

1994.............          7.00%                     700,000
                                                  ----------

TOTAL............          6.63%*                 $1,600,000

---------

* Total = the weighted average interest rate being credited on the date of termination ("A"), calculated as follows:

    300,000 X .06 + 600,000 X .065 + 700,000 X .07
    ----------------------------------------------  = .0663 = 6.63%
             300,000 + 600,000 + 700,000

    At termination, the book value of the General Account Option portion of the Active Life Fund would be $1,600,000. This amount is reduced by Contingent Sales Charges of 5%, or $80,000. The remaining $1,520,000 would be payable under either Option 1 (Book Value Spread Option) or Option 2 (Market Value Lump Sum Option.)

 -  Example 1

    B  =  .09

    If the Book Value Spread Option is selected, the Book Value
    Spread rate of interest would equal 1.39% (.0663 - 2
    (.09 - .0663)) - .005 = .0139). The Contract Owner would
    receive six annual payments (beginning immediately) of $262,153.80.

    If the Market Value Lump Sum Option is selected, the Market
    Value Factor is 1 - (6(.09 - .0663)) = .8578 and the payout would be $1,520,000 X .8578 = $1,303,856.

 -  Example 2

    B  =  .07

    If the Book Value Spread Option is selected, the Book Value
    Spread rate of interest would equal 7% (the maximum value of i) and the Contract Owner would receive six annual payments
    (beginning immediately) of $298,027.68.

    If the Market Value Lump Sum Option is selected, the Market
    Value factor would be 1 and the amount payable to the Contract Owner upon termination of the Contract would be $1,520,000.

    The assessment of Policy Fees, if any, will reduce the amount payable to the Contract Owner upon termination of the contract.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life Insurance Company:

    We have audited the accompanying Consolidated Balance Sheets of Hartford Life Insurance Company and subsidiaries as of December 31, 1999 and 1998, and the related Consolidated Statements of Income, Changes in Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1999. These Consolidated Financial Statements and the schedules referred to below are the responsibility of Hartford Life Insurance Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the Index to Consolidated Financial Statements and Schedules are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 31, 2000

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                      ------------------------
                                                       1998     1997     1996
                                                      ------   ------   ------
                                                           (IN MILLIONS)
 REVENUES
 Premiums and other considerations.................   $2,045   $2,218   $1,637
 Net investment income.............................    1,359    1,759    1,368
 Net realized capital gains (losses)...............       (4)      (2)       4
                                                      ------   ------   ------
     Total revenues................................    3,400    3,975    3,009
                                                      ------   ------   ------
 BENEFITS, CLAIMS AND EXPENSES
 Benefits, claims and claim adjustment expenses....    1,574    1,911    1,379
 Amortization of deferred policy acquisition
  costs............................................      539      431      335
 Dividends to policyholders........................      104      329      240
 Other expenses....................................      631      766      586
                                                      ------   ------   ------
     Total benefits, claims and expenses...........    2,848    3,437    2,540
                                                      ------   ------   ------
 Income before income tax expense..................      552      538      469
 Income tax expense................................      191      188      167
                                                      ------   ------   ------
 Net income........................................   $  361   $  350   $  302
                                                      ======   ======   ======

                See Notes to Consolidated Financial Statements.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                         AS OF DECEMBER 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------   -----------
                                                      (IN MILLIONS, EXCEPT FOR
                                                             SHARE DATA)
                       ASSETS
 Investments
 Fixed maturities, available for sale, at fair
  value (amortized cost of $13,923 and $14,505)....    $ 13,499      $ 14,818
 Equity securities, at fair value..................          56            31
 Policy loans, at outstanding balance..............       4,187         6,684
 Other investments.................................         342           264
                                                       --------      --------
     Total investments.............................      18,084        21,797
 Cash..............................................          55            17
 Premiums receivable and agents' balances..........          29            17
 Reinsurance recoverables..........................       1,274         1,257
 Deferred policy acquisition costs.................       4,013         3,754
 Deferred income tax...............................         459           464
 Other assets......................................         654           695
 Separate account assets...........................     110,397        90,262
                                                       --------      --------
     Total assets                                      $134,965      $118,263
                                                       ========      ========

                    LIABILITIES
 Future policy benefits............................    $  4,332      $  3,595
 Other policyholder funds..........................      16,004        19,615
 Other liabilities.................................       1,613         2,094
 Separate account liabilities......................     110,397        90,262
                                                       --------      --------
     Total liabilities.............................     132,346       115,566
                                                       --------      --------

                STOCKHOLDER'S EQUITY
 Common stock -- 1,000 shares authorized, issued
  and
  outstanding, par value $5,690....................           6             6
 Capital surplus...................................       1,045         1,045
 Accumulated other comprehensive income (loss)
 Net unrealized capital gains (losses) on
  securities, net of tax...........................        (255)          184
                                                       --------      --------
 Total accumulated other comprehensive income
  (loss)...........................................        (255)          184
                                                       --------      --------
 Retained earnings.................................       1,823         1,462
                                                       --------      --------
     Total stockholder's equity....................       2,619         2,697
                                                       --------      --------
     Total liabilities and stockholder's equity....    $134,965      $118,263
                                                       ========      ========

                See Notes to Consolidated Financial Statements.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                  ACCUMULATED OTHER
                                                                    COMPREHENSIVE
                                                                       INCOME
                                                                  -----------------
                                                                   NET UNREALIZED
                                                                    CAPITAL GAINS
                                                                     (LOSSES) ON                     TOTAL
                                           COMMON     CAPITAL        SECURITIES,      RETAINED   STOCKHOLDER'S
                                           STOCK      SURPLUS        NET OF TAX       EARNINGS      EQUITY
                                           ------  -------------  -----------------  ----------  -------------
                                                                    (IN MILLIONS)
 1999
 Balance, December 31, 1998..............   $ 6       $1,045            $ 184          $1,462       $2,697
 Comprehensive income
   Net income............................    --           --               --             361          361
 Other comprehensive income (loss), net
  of tax (1):
   Changes in net unrealized capital
    gains (losses) on securities (2).....    --           --             (439)             --         (439)
 Total other comprehensive income
  (loss).................................                                                             (439)
 Total comprehensive income (loss).......                                                              (78)
                                            ---       ------            -----          ------       ------
     Balance, December 31, 1999..........   $ 6       $1,045            $(255)         $1,823       $2,619
                                            ---       ------            -----          ------       ------
 1998
 Balance, December 31, 1997..............   $ 6       $1,045            $ 179          $1,113       $2,343
 Comprehensive income
   Net income............................    --           --               --             350          350
 Other comprehensive income, net of tax
  (1):
   Changes in net unrealized capital
    gains on securities (2)..............    --           --                5              --            5
 Total other comprehensive income........                                                                5
 Total comprehensive income..............                                                              355
 Dividends...............................                                                  (1)          (1)
                                            ---       ------            -----          ------       ------
     Balance, December 31, 1998..........   $ 6       $1,045            $ 184          $1,462       $2,697
                                            ---       ------            -----          ------       ------
 1997
 Balance, December 31, 1996..............   $ 6       $1,045            $  30          $  811       $1,892
 Comprehensive income
   Net income............................    --           --               --             302          302
 Other comprehensive income, net of tax
  (1):
     Changes in net unrealized capital
      gains on securities (2)............    --           --              149              --          149
 Total other comprehensive income........                                                              149
     Total comprehensive income..........                                                              451
                                            ---       ------            -----          ------       ------
     Balance, December 31, 1997..........   $ 6       $1,045            $ 179          $1,113       $2,343
                                            ===       ======            =====          ======       ======

---------

(1) Net unrealized capital gain (loss) on securities is reflected net of tax of $(236), $3 and $80, for the years ended December 31, 1999, 1998 and 1997, respectively.

(2) Net of reclassification adjustment for after-tax gains (losses) realized in net income of $(2), $(1) and $2 for the years ended December 31, 1999, 1998 and 1997, respectively.

                See Notes to Consolidated Financial Statements.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             FOR THE YEARS ENDED
                                                DECEMBER 31,
                                          -------------------------
                                           1999     1998     1997
                                          -------  -------  -------
                                                (IN MILLIONS)
Operating Activities
  Net income............................  $   361  $   350  $   302
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
  Depreciation and amortization.........      (18)     (23)       8
  Net realized capital losses (gains)...        4        2       (4)
  Loss due to commutation of
   reinsurance..........................       16       --       --
  (Increase) decrease in premiums
   receivable and agents' balances......      (18)       1      119
  (Decrease) increase in other
   liabilities..........................     (263)     (79)     223
  Change in receivables, payables, and
   accruals.............................      125       83      107
  (Decrease) increase in accrued
   taxes................................     (163)      60      126
  Decrease (increase) in deferred income
   tax..................................      241     (118)      40
  Increase in deferred policy
   acquisition costs....................     (358)    (439)    (555)
  Increase in future policy benefits....      797      536      585
  Increase in reinsurance
   recoverables.........................     (318)    (101)     (31)
  Other, net............................      (81)      99       52
                                          -------  -------  -------
    Net cash provided by operating
     activities.........................      325      371      972
                                          -------  -------  -------
Investing Activities
  Purchases of investments..............   (5,753)  (6,061)  (6,869)
  Sales of investments..................    6,383    4,901    4,256
  Maturity of investments...............    1,818    1,761    2,329
  Purchases of affiliates and other.....      (25)      --       --
                                          -------  -------  -------
    Net cash provided by (used for)
     investing activities...............    2,423      601     (284)
                                          -------  -------  -------
Financing Activities
  Net disbursements for investment and
   universal life-type contracts charged
   against policyholder accounts........   (2,710)  (1,009)    (677)
                                          -------  -------  -------
    Net cash used for financing
     activities.........................   (2,710)  (1,009)    (677)
                                          -------  -------  -------
  Net increase (decrease) in cash.......       38      (37)      11
  Cash -- beginning of year.............       17       54       43
                                          -------  -------  -------
  Cash -- end of year...................  $    55  $    17  $    54
                                          -------  -------  -------
Supplemental Disclosure of Cash Flow
 Information:
  Net Cash Paid During the Year for:
  Income taxes..........................  $   111  $   263  $     9
Noncash Investing Activities:
  In 1999, the Company's parent, Hartford Life and Accident
   Insurance Company, recaptured an in force block of individual life insurance previously ceded to the Company. This commutation resulted in a reduction in the Company's assets of $666,
   consisting of $556 of invested assets, $99 of deferred policy acquisition costs and $11 of other assets. Liabilities decreased
   $650, consisting of $543 of other policyholder funds, $60 of future policy benefits and $47 of other liabilities. As a
   result, the Company recognized an after-tax loss relating to this transaction of $16.

  In 1998, due to the recapture of an in force block of business previously ceded to MBL Life Assurance Co. of New Jersey, reinsurance recoverables of $4,753 were exchanged for the fair value of assets comprised of $4,310 in policy loans and $443 in other net assets.

                See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA UNLESS OTHERWISE STATED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    These Consolidated Financial Statements include Hartford Life Insurance Company and its wholly-owned subsidiaries ("Hartford Life Insurance Company" or the "Company"), Hartford Life and Annuity Insurance Company (HLAI) and Hartford International Life Reassurance Corporation (HLRe), formerly American Skandia Life Reinsurance Corporation. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company (HLA), a wholly-owned subsidiary of Hartford Life, Inc. (Hartford Life). Hartford Life is a direct subsidiary of Hartford Accident and Indemnity Company (HA&I), an indirect subsidiary of The Hartford Financial Services Group, Inc. (The Hartford). In November 1998, Hartford Life Insurance Company transferred in the form of a dividend, Hartford Financial Services, LLC and its subsidiaries to HLA.

    Pursuant to an initial public offering (the "IPO") on May 22, 1997, Hartford Life sold 26 million shares of Class A Common Stock at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's outstanding promissory notes and line of credit with the remaining $160 contributed by Hartford Life to its insurance subsidiaries to support growth in its core businesses. Hartford Life became a publicly traded company upon the sale of 26 million shares representing approximately 18.6% of the equity ownership in Hartford Life.

    Along with its parent, HLA, the Company is a leading financial services and insurance company which provides (a) investment products such as individual variable annuities and fixed market value adjusted annuities, mutual funds and retirement plan services for savings and retirement needs; (b) life insurance for income protection and estate planning; (c) employee benefits products such as group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA, and (d) corporate owned life insurance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) BASIS OF PRESENTATION

    These Consolidated Financial Statements are prepared on the basis of accounting principles generally accepted in the United States, which differ materially from the statutory accounting practices prescribed by various insurance regulatory authorities. All material intercompany transactions and balances between Hartford Life Insurance Company and its subsidiaries have been eliminated.

    The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include those used in determining deferred policy acquisition costs and the liability for future policy benefits and other policyholder funds. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

  (B) ADOPTION OF NEW ACCOUNTING STANDARDS

    Effective January 1, 1999, Hartford Life Insurance Company adopted Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP provides guidance on accounting for the costs of internal use software and in determining whether the software is for internal use. The SOP defines internal use software as software that is acquired, internally developed, or modified solely to meet internal needs and identifies stages of software development and accounting for the related costs incurred during the stages. Adoption of this SOP did not have a material impact on the Company's financial condition or results of operations.

    Effective January 1, 1999, Hartford Life Insurance Company adopted SOP
No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". This SOP addresses accounting by insurance and other enterprises for assessments related to insurance activities, including recognition, measurement and disclosure of guaranty fund or other assessments. Adoption of this SOP did not have a material impact on the Company's financial condition or results of operations.

    The Company's cash flows were not impacted by these changes in accounting principles.

  (C) FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

    In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to defer its effective date for one year, to fiscal years beginning after June 15, 2000. Initial application for Hartford Life Insurance Company will begin January 1, 2001. SFAS No. 133 establishes accounting and reporting guidance for derivative instruments, including certain derivative instruments embedded in other contracts. The standard requires, among other things, that all derivatives be carried on the balance sheet at fair value. The standard also specifies hedge accounting criteria under which a derivative can qualify for special accounting. In order to receive special accounting, the derivative instrument must qualify as either a hedge of the fair value or the variability of the cash flow of a qualified asset or liability. Special accounting for qualifying hedges provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the corresponding changes in value of the hedged item. The Company has reviewed its derivative holdings and is in the process of quantifying the impact of SFAS No. 133. The Company is also assessing what actions, if any, need to be taken to minimize potential volatility, while at the same time maintaining the economic protection needed to support the goals of its business.

    In October 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 98-7, "Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk". This SOP provides guidance on the method of accounting for insurance and reinsurance contracts that do not transfer insurance risk, defined in the SOP as the deposit method. This SOP is effective for financial statements for fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company's financial condition or results of operations.

  (D) REVENUE RECOGNITION

    Revenues for investment products and universal life-type policies consist of policy charges for policy administration, cost of insurance and surrender charges assessed to policy account balances and are recognized in the period in which services are provided. Premiums for traditional life insurance and disability policies are recognized as revenues ratably over the policy period.

  (E) DIVIDENDS TO POLICYHOLDERS

    Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings on that participating block of business of the life insurance subsidiaries of the Company. The participating insurance in force accounted for 34%, 35% and 33% in 1999, 1998 and 1997, respectively, of total insurance in force.

  (F) INVESTMENTS

    Hartford Life Insurance Company's investments in both fixed maturities, which include bonds, redeemable preferred stock and commercial paper, and equity securities, which include common and non-redeemable preferred stocks, are classified as "available for sale" in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, these securities are carried at fair value with the after-tax difference from cost reflected in stockholder's equity as a component of accumulated other comprehensive income. Policy loans are carried at outstanding balance which approximates fair value. Other invested assets consist primarily of partnership investments, which are accounted for by the equity method, and mortgage loans, whereby the carrying value approximates fair value. Realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues and deferred over the expected maturity of the securities, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them. Net realized capital gains and losses, excluding those related to immediate participation guaranteed contracts, are reported as a component of revenue and are determined on a specific identification basis.

    The Company's accounting policy for impairment requires recognition of an other than temporary impairment charge on a security if it is determined that the Company is unable to recover all amounts due under the contractual obligations of the security. In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company then continues to review the other than temporarily impaired securities for additional impairment, if necessary.

  (G) DERIVATIVE INSTRUMENTS

    HEDGE ACCOUNTING -- Hartford Life Insurance Company uses a variety of derivative instruments, including swaps, caps, floors, forwards and exchange traded financial futures and options as part of an overall risk management strategy. These instruments are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. Hartford Life Insurance Company does not hold or issue derivative instruments for trading purposes. Hartford Life Insurance Company's accounting for derivative instruments used to manage risk is in accordance with the concepts established in SFAS No. 80, "Accounting for Futures Contracts", SFAS No. 52, "Foreign Currency Translation", AICPA SOP No. 86-2, "Accounting for Options" and various Emerging Issues Task Force pronouncements. Written options are used, in all cases in conjunction with other assets and derivatives, as part of the Company's asset and liability management strategy. Derivative instruments are carried at values consistent with the asset or liability being hedged. Derivative instruments used to hedge fixed maturities or equity securities are carried at fair value with the after-tax difference from cost reflected in stockholder's equity. Derivative instruments used to hedge other invested assets or liabilities are carried at cost. For a discussion of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", issued in June 1998, see (c) Future Adoption of New Accounting Standards.

    Derivative instruments must be designated at inception as a hedge and measured for effectiveness both at inception and on an ongoing basis. Hartford Life Insurance Company's correlation threshold for hedge designation is 80% to 120%. If correlation, which is assessed monthly or quarterly and measured based on a rolling three month average, falls outside the 80% to 120% range, hedge accounting will be terminated. Derivative instruments used to create a synthetic asset must meet synthetic accounting criteria, including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Consistent with industry practice, synthetic instruments are accounted for like the financial instrument they are intended to replicate. Derivative instruments which fail to meet risk management criteria, subsequent to acquisition, are marked to market with the impact reflected in the Consolidated Statements of Income.

    FUTURES -- Gains or losses on financial futures contracts entered into in anticipation of the investment of future receipt of product cash flows are deferred and, at the time of the ultimate investment purchase, reflected as an adjustment to the cost basis of the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the cost basis of the hedged asset when the contract futures are closed, except for futures used in duration hedging, which are deferred and basis adjusted on a quarterly basis. The basis adjustments are amortized into net investment income over the remaining asset life.

    FORWARD COMMITMENTS -- Open forward commitment contracts are marked to market through stockholder's equity. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of forward commitment contracts are recognized immediately in the Consolidated Statements of Income as a component of net investment income.

    OPTIONS -- The cost of options entered into as part of a risk management strategy are basis adjusted to the underlying asset or liability and amortized over the remaining life of the option. Gains or losses on expiration or termination are adjusted into the basis of the underlying asset or liability and amortized over the remaining asset life.

    INTEREST RATE SWAPS -- Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to investment income. Should the swap be terminated, the gain or loss is adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in earnings. Interest rate swaps purchased in anticipation of an asset purchase (anticipatory transaction) are recognized consistent with the underlying asset components such that the settlement component is recognized in the Consolidated Statements of Income while the change in market value is recognized as an unrealized capital gain or loss.

    INTEREST RATE CAPS AND FLOORS -- Premiums paid on purchased cap or floor agreements and the premium received on issued cap or floor agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

    FORWARD EXCHANGE AND CURRENCY SWAPS CONTRACTS -- Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustment component of stockholder's equity.

    Cash flows from futures, options and swaps, accounted for as hedges, are included with the cash flows of the item being hedged.

  (H) SEPARATE ACCOUNTS

    Hartford Life Insurance Company maintains separate account assets and liabilities which are reported at fair value. Separate account assets are segregated from other investments. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts, wherein the policyholder assumes substantially all the investment risk and rewards, and guaranteed separate accounts, wherein the Company contractually guarantees either a minimum return or account value to the policyholder.

  (I) DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs, which include commissions and certain other expenses associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, usually 20 years. Generally, acquisition costs are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of expected gross profits from surrender charges, investment charges, mortality and expense margins. Actual gross profits can vary from management's estimates, resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates, when appropriate, and evaluates the recoverability of the deferred acquisition cost asset. When appropriate, management revises its assumptions on the estimated gross profits of these contracts and the cumulative amortization for the books of business are re-estimated and adjusted by a cumulative charge or credit to income.

    Acquisition costs and their related deferral are included in the Company's other expenses as follows:

                                                                     1999         1998        1997
                                                                     -----       ------       -----
Commissions.................................................         $ 887       $1,069       $ 976
Deferred acquisition costs..................................          (898)        (891)       (862)
Other.......................................................           642          588         472
                                                                     -----       ------       -----
    Total other expenses....................................         $ 631       $  766       $ 586
                                                                     =====       ======       =====

  (J) FUTURE POLICY BENEFITS

    Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued.

  (K) OTHER POLICYHOLDER FUNDS

    Other policyholder funds include reserves for investment contracts without life contingencies, corporate owned life insurance and universal life insurance contracts. These reserves are based on account values, which represent the balance that accrues to the benefit of policyholders.

3. INVESTMENTS AND DERIVATIVE INSTRUMENTS

  (A) COMPONENTS OF NET INVESTMENT INCOME

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Interest income from fixed maturities.......................   $  934     $  952     $  932
Interest income from policy loans...........................      391        789        425
Income from other investments...............................       48         32         26
                                                               ------     ------     ------
Gross investment income.....................................    1,373      1,773      1,383
Less: Investment expenses...................................       14         14         15
                                                               ------     ------     ------
Net investment income.......................................   $1,359     $1,759     $1,368
                                                               ======     ======     ======

  (B) COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Fixed maturities............................................    $(7)       $(28)      $ (7)
Equity securities...........................................      2          21         12
Real estate and other.......................................      1           5         (1)
                                                                ---        ----       ----
Net realized capital gains (losses).........................    $(4)       $ (2)      $  4
                                                                ===        ====       ====

  (C) NET UNREALIZED CAPITAL GAINS (LOSSES) ON EQUITY SECURITIES

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Gross unrealized capital gains..............................    $ 9        $ 2        $14
Gross unrealized capital losses.............................     (2)        (1)        --
                                                                ---        ---        ---
Net unrealized capital gains................................      7          1         14
Deferred income tax expense.................................      2         --          5
                                                                ---        ---        ---
Net unrealized capital gains, net of tax....................      5          1          9
Balance -- beginning of year................................      1          9          8
                                                                ---        ---        ---
Net change in unrealized capital gains (losses) on equity
 securities.................................................    $ 4        $(8)       $ 1
                                                                ===        ===        ===

  (D) NET UNREALIZED CAPITAL GAINS (LOSSES) ON FIXED MATURITIES

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Gross unrealized capital gains..............................   $  48      $ 421      $ 371
Gross unrealized capital losses.............................    (472)      (108)       (80)
Unrealized capital (gains) losses credited to
 policyholders..............................................      24        (32)       (30)
                                                               -----      -----      -----
Net unrealized capital gains (losses).......................    (400)       281        261
Deferred income tax expense (benefit).......................    (140)        98         91
                                                               -----      -----      -----
Net unrealized capital gains (losses), net of tax...........    (260)       183        170
Balance -- beginning of year................................     183        170         22
                                                               -----      -----      -----
Net change in unrealized capital gains (losses) on fixed
 maturities.................................................   $(443)     $  13      $ 148
                                                               =====      =====      =====

  (E) FIXED MATURITY INVESTMENTS

                                                                              AS OF DECEMBER 31, 1999
                                                                   ---------------------------------------------
                                                                                GROSS       GROSS
                                                                   AMORTIZED  UNREALIZED  UNREALIZED
                                                                     COST       GAINS       LOSSES    FAIR VALUE
                                                                   ---------  ----------  ----------  ----------
U.S. Government and Government agencies and authorities
 (guaranteed and sponsored)......................................   $   180      $ 5        $  (3)     $   182
U.S. Government and Government agencies and authorities
 (guaranteed and sponsored) -- asset backed......................     1,094        5          (35)       1,064
States, municipalities and political subdivisions................       155        2           (1)         156
Foreign governments..............................................       289        6          (14)         281
Public utilities.................................................       865        7          (39)         833
All other corporate, including international.....................     5,646       18         (244)       5,420
All other corporate -- asset backed..............................     4,103        5         (123)       3,985
Short-term investments...........................................     1,156       --           --        1,156
Certificates of deposit..........................................       434       --          (12)         422
Redeemable preferred stock.......................................         1       --           (1)          --
                                                                    -------      ---        -----      -------
    Total fixed maturities.......................................   $13,923      $48        $(472)     $13,499
                                                                    =======      ===        =====      =======

                                                                              AS OF DECEMBER 31, 1998
                                                                   ---------------------------------------------
                                                                                GROSS       GROSS
                                                                   AMORTIZED  UNREALIZED  UNREALIZED
                                                                     COST       GAINS       LOSSES    FAIR VALUE
                                                                   ---------  ----------  ----------  ----------
U.S. Government and Government agencies and authorities
 (guaranteed and sponsored)......................................   $   121      $  2       $  --      $   123
U.S. Government and Government agencies and authorities
 (guaranteed and sponsored) -- asset backed......................     1,001        23          (8)       1,016
States, municipalities and political subdivisions................       165         8          --          173
Foreign governments..............................................       393        26          (7)         412
Public utilities.................................................       844        33          (3)         874
All other corporate, including international.....................     5,469       260         (42)       5,687
All other corporate -- asset backed..............................     4,155        58         (42)       4,171
Short-term investments...........................................     1,847        --          --        1,847
Certificates of deposit..........................................       510        11          (6)         515
                                                                    -------      ----       -----      -------
    Total fixed maturities.......................................   $14,505      $421       $(108)     $14,818
                                                                    =======      ====       =====      =======

    The amortized cost and estimated fair value of fixed maturity investments as of December 31, 1999 by estimated maturity year are shown below. Expected maturities differ from contractual maturities due to call or prepayment provisions. Asset backed securities, including mortgage backed securities and collateralized mortgage obligations, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying collateral and can be expected to vary from actual experience.

                                    MATURITY

                                                              AMORTIZED
                                                                COST      FAIR VALUE
                                                              ---------   ----------
One year or less............................................   $ 2,454      $ 2,440
Over one year through five years............................     4,874        4,787
Over five years through ten years...........................     3,072        2,940
Over ten years..............................................     3,523        3,332
                                                               -------      -------
    Total...................................................   $13,923      $13,499
                                                               =======      =======

  (F) SALES OF FIXED MATURITY AND EQUITY SECURITY INVESTMENTS

    Sales of fixed maturities, excluding short-term fixed maturities, for the years ended December 31, 1999, 1998 and 1997 resulted in proceeds of $3.4 billion, $3.2 billion and $4.2 billion, gross realized capital gains of $153, $103 and $169, gross realized capital losses (including writedowns) of $160, $131 and $176, respectively. Sales of equity security investments for the years ended December 31, 1999, 1998 and 1997 resulted in proceeds of $7, $35 and $132 and gross realized capital gains of $2, $21 and $12, respectively, and no gross realized capital losses for all periods.

  (G) CONCENTRATION OF CREDIT RISK

    The Company is not exposed to any significant concentration of credit risk in fixed maturities of a single issuer greater than 10% of stockholder's equity.

  (H) DERIVATIVE INSTRUMENTS

    Hartford Life Insurance Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards and exchange traded futures and options, in accordance with Company policy and in order to achieve one of three Company approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; or, to control transactions costs. The Company utilizes derivative instruments to manage market risk through four principal risk management strategies: hedging anticipated transactions, hedging liability instruments, hedging invested assets and hedging portfolios of assets and/or liabilities. The Company does not trade in these instruments for the express purpose of earning trading profits.

    The Company maintains a derivatives counterparty exposure policy which establishes market based credit limits, favors long-term financial stability and creditworthiness, and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are quantified weekly and netted, and collateral is pledged to or held by the Company to the extent the current value of derivatives exceed exposure policy thresholds.

    The Company's derivative program is monitored by an internal compliance unit and is reviewed by senior management. Notional amounts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, pertaining to derivative financial instruments (excluding the Company's guaranteed separate account derivative investments), totaled $5.5 billion and $6.2 billion ($3.9 billion and $3.9 billion related to the Company's investments, $1.6 billion and $2.3 billion on the Company's liabilities) as of December 31, 1999 and 1998, respectively.

    The tables below provide a summary of derivative instruments held by Hartford Life Insurance Company as of December 31, 1999 and 1998, segregated by major investment and liability category:

                                                       1999 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     ----------------------------------------------------------------------------
                                      TOTAL    ISSUED   PURCHASED                INTEREST    FOREIGN      TOTAL
                                     CARRYING  CAPS &    CAPS &                    RATE      CURRENCY   NOTIONAL
           ASSETS HEDGED              VALUE    FLOORS    FLOORS    FUTURES (1)     SWAPS    SWAPS (2)    AMOUNT
-----------------------------------  --------  -------  ---------  ------------  ---------  ----------  ---------
Asset backed securities (excluding
 anticipatory).....................  $ 5,049   $   --    $   --       $   --      $  911        $--      $  911
Anticipatory (3)...................       --       --        --            5         112         --         117
Other bonds and notes..............    7,294      494       611           --       1,676         80       2,861
Short-term investments.............    1,156       --        --           --          --         --          --
                                     -------   ------    ------       ------      ------        ---      ------
    Total fixed maturities.........   13,499      494       611            5       2,699         80       3,889
Equity securities, policy loans and
 other investments.................    4,585       --        --           --          --         --          --
                                     -------   ------    ------       ------      ------        ---      ------
    Total investments..............  $18,084      494       611            5       2,699         80       3,889
    Other policyholder funds.......  $16,004       --     1,150           --         430         --       1,580
                                     -------   ------    ------       ------      ------        ---      ------
    Total derivative instruments --
     notional value................            $  494    $1,761       $    5      $3,129        $80      $5,469
                                     -------   ------    ------       ------      ------        ---      ------
    Total derivative instruments --
     fair value....................            $  (22)   $    8       $   --      $  (30)       $ 2      $  (42)
                                     =======   ======    ======       ======      ======        ===      ======

                                                       1998 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     ----------------------------------------------------------------------------
                                      TOTAL    ISSUED    PURCHASED                 INTEREST   FOREIGN     TOTAL
                                     CARRYING  CAPS &     CAPS &                     RATE     CURRENCY   NOTIONAL
           ASSETS HEDGED              VALUE    FLOORS     FLOORS     FUTURES (1)    SWAPS    SWAPS (2)    AMOUNT
-----------------------------------  --------  -------  -----------  ------------  --------  ----------  --------
Asset backed securities
 (excluding anticipatory)..........  $ 5,187   $   44     $  243          $ 3       $  885       $--      $1,175
Anticipatory (3)...................       --       --         --           --          235        --         235
Other bonds and notes..............    7,683      461        597           18        1,300        90       2,466
Short-term investments.............    1,948       --         --           --           --        --          --
                                     -------   ------     ------          ---       ------       ---      ------
    Total fixed maturities.........   14,818      505        840           21        2,420        90       3,876
Equity securities, policy loans and
 other investments.................    6,979       --         --           --           --        --          --
                                     -------   ------     ------          ---       ------       ---      ------
    Total investments..............  $21,797      505        840           21        2,420        90       3,876
    Other policyholder funds.......  $19,615       --      1,150           --        1,195        --       2,345
                                     -------   ------     ------          ---       ------       ---      ------
    Total derivative instruments --
     notional value................            $  505     $1,990          $21       $3,615       $90      $6,221
                                     -------   ------     ------          ---       ------       ---      ------
    Total derivative instruments --
     fair value....................            $   (6)    $   19          $--       $   27       $(7)     $   33
                                     =======   ======     ======          ===       ======       ===      ======

------------------------

(1) As of December 31, 1999 and 1998, approximately 100% and 5%, respectively, of the notional futures contracts expire within one year.

(2) As of December 31, 1999 and 1998, approximately 28% and 11%, respectively, of foreign currency swaps expire within one year.

(3) Deferred gains and losses on anticipatory transactions are included in the carrying value of fixed maturities in the Consolidated Balance Sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. As of December 31, 1999, the Company had $1.4 of net deferred losses on interest rate swaps and futures. The Company expects to basis adjust the entire loss in 2000. During 1999, $0.2 of new future activity was basis adjusted. As of December 31, 1998, the Company had no deferred gains for interest rate swaps.

    The following is a reconciliation of notional amounts by derivative type and strategy as of December 31, 1999 and 1998:

                                               DECEMBER 31, 1998                  MATURITIES/      DECEMBER 31, 1999
                                                NOTIONAL AMOUNT    ADDITIONS   TERMINATIONS (1)     NOTIONAL AMOUNT
                                               ------------------  ---------   -----------------   ------------------
BY DERIVATIVE TYPE
Caps.........................................        $1,912          $   --         $  148               $1,764
Floors.......................................           583              --            178                  405
Swaps/Forwards...............................         3,705             991          1,487                3,209
Futures......................................            21             292            308                    5
Options......................................            --              86             --                   86
                                                     ------          ------         ------               ------
    Total....................................        $6,221          $1,369         $2,121               $5,469
                                                     ------          ------         ------               ------
BY STRATEGY
Liability....................................        $2,345          $   17         $  782               $1,580
Anticipatory.................................           235             204            322                  117
Asset........................................         2,398             831            427                2,802
Portfolio....................................         1,243             317            590                  970
                                                     ------          ------         ------               ------
    Total....................................        $6,221          $1,369         $2,121               $5,469
                                                     ======          ======         ======               ======

------------------------

(1) During 1999, the Company had no significant gains or losses on terminations of hedge positions using derivative financial instruments.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts. Hartford Life Insurance Company uses the following methods and assumptions in estimating the fair value of each class of financial instrument.

    Fair value for fixed maturities and marketable equity securities approximates those quotations published by applicable stock exchanges or received from other reliable sources.

    For policy loans, carrying amounts approximate fair value.

    Other invested assets consist primarily of partnership investments, which are accounted for by the equity method, and mortgage loans, whereby the carrying value approximates fair value.

    Other policyholder funds fair value information is determined by estimating future cash flows, discounted at the current market rate.

    The fair value of derivative financial instruments, including swaps, caps, floors, futures, options and forward commitments, is determined using a pricing model which is similar to external valuation models.

    The carrying amount and fair values of Hartford Life Insurance Company's financial instruments as of December 31, 1999 and 1998 were as follows:

                                                               1999               1998
                                                         -----------------  -----------------
                                                         CARRYING   FAIR    CARRYING   FAIR
                                                          AMOUNT    VALUE    AMOUNT    VALUE
                                                         --------  -------  --------  -------
ASSETS
  Fixed maturities.....................................  $13,499   $13,499  $14,818   $14,818
  Equity securities....................................       56        56       31        31
  Policy loans.........................................    4,187     4,187    6,684     6,684
  Other investments....................................      342       348      264       309
LIABILITIES
  Other policyholder funds (1).........................   11,734    11,168   11,709    11,726

------------------------

(1) Excludes corporate owned life insurance and universal life insurance contracts.

5. SEPARATE ACCOUNTS

    Hartford Life Insurance Company maintained separate account assets and liabilities totaling $110.4 billion and $90.3 billion as of December 31, 1999 and 1998, respectively, which are reported at fair value. Separate account assets, which are segregated from other investments, reflect two categories of risk assumption: non-guaranteed separate accounts totaling $101.7 billion and $80.6 billion as of December 31, 1999 and 1998, respectively, wherein the policyholder assumes substantially all the investment risk, and guaranteed separate accounts totaling $8.7 and $9.7 billion as of December 31, 1999 and 1998, respectively, wherein Hartford Life Insurance Company contractually guarantees either a minimum return or account value to the policyholder. Included in non-guaranteed separate account assets were policy loans totaling $860 and $1.8 billion as of December 31, 1999 and 1998, respectively. Net investment income (including net realized capital gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income.

    Separate account management fees and other revenues were $1.1 billion, $908 and $699 in 1999, 1998 and 1997, respectively. The guaranteed separate accounts include fixed market value adjusted (MVA) individual annuities and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.5% and 6.6% as of December 31, 1999 and 1998, respectively. The assets that support these liabilities were comprised of $8.7 billion and $9.5 billion in fixed maturities as of December 31, 1999 and 1998, respectively, and $0.2 billion of other invested assets as of December 31, 1998. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, fixed MVA annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which totaled $(96) and $40 in carrying value and $2.0 billion and $3.5 billion in notional amounts as of December 31, 1999 and 1998, respectively.

6. STATUTORY RESULTS

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Statutory net income........................................   $  151     $  211     $  214
                                                               ------     ------     ------
Statutory capital and surplus...............................   $1,905     $1,676     $1,441
                                                               ======     ======     ======

    A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The total amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 2000, without prior regulatory approval, is estimated to be $190.

    Hartford Life Insurance Company and its domestic insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed by the applicable state of domicile. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

    The NAIC adopted the Codification of Statutory Accounting Principles (SAP) in March 1998. The proposed effective date for the statutory accounting guidance is January 1, 2001. It is expected that Hartford Life Insurance Company's domiciliary state will adopt the SAP and the Company will make the necessary changes required for implementation. The Company has not yet determined the impact that the SAP will have on the statutory financial statements of Hartford Life Insurance Company and its insurance subsidiaries.

7. STOCK COMPENSATION PLANS

    Hartford Life Insurance Company's employees are included in the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Plan"), which was adopted during the second quarter of 1997. Under the Plan, options granted may be either non-qualified options or incentive stock options qualifying under Section 422A of the Internal Revenue Code, stock appreciation rights, performance shares or restricted stock, or any combination of the foregoing. The aggregate number of shares of Class A Common Stock which may be awarded in any one year shall be subject to an annual limit. The maximum number of shares of Class A Common Stock which may be granted under the Plan in each year shall be 1.5% of the total issued and outstanding shares of Hartford Life Class A and Class B Common Stock and treasury stock as reported in the Annual Report on Hartford Life's Form 10-K of the Company for the preceding year plus unused portions of such limit from prior years.

    In addition, no more than 5 million shares of Class A Common Stock shall be cumulatively available for awards of incentive stock options under the Plan, and no more than 20% of the total number of shares on a cumulative basis shall be available for restricted stock and performance shares awards. Performance shares awards of common stock granted under the Plan become payable upon the attainment of specific performance goals achieved over a three year period.

    All options granted have an exercise price equal to the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Certain non-performance based options become exercisable upon the attainment of specified market price appreciation of Hartford Life's common shares or at seven years after the date of grant, while the remaining non-performance based options become exercisable over a three year period commencing with the date of grant.

    During the second quarter of 1997, Hartford Life established the Hartford Life, Inc. Employee Stock Purchase Plan (ESPP). Under this plan, eligible employees of Hartford Life and the Company may purchase Class A Common Stock of Hartford Life at a 15% discount from the lower of the market price at the beginning or end of the quarterly offering period. Hartford Life may sell up to 2,700,000 shares of stock to eligible employees. Hartford Life sold 120,694, 121,943 and 54,316 shares under the ESPP in 1999, 1998 and 1997, respectively. The weighted average fair value of the discount under the ESPP was $7.48 per share in 1999, $13.74 per share in 1998 and $9.63 per share in 1997.

8. POSTRETIREMENT BENEFIT AND SAVINGS PLANS

  (A) PENSION PLANS

    Hartford Life Insurance Company's employees are included in The Hartford's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $6 in both 1999 and 1998, and $5 in 1997.

    The Company also provides, through The Hartford, certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. The Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average Company contributions. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1999, 1998 and 1997.

    The assumed rate in the per capita cost of health care (the health care trend rate) was 7.1% for 1999, decreasing ratably to 5.0% in the year 2003. Increasing or decreasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of covered employees.

  (B) INVESTMENT AND SAVINGS PLAN

    Substantially all employees of the Company are eligible to participate in The Hartford's Investment and Savings Plan. Under this plan, designated contributions, which may be invested in Class A Common Stock of Hartford Life or certain other investments, are matched, up to 3% of compensation, by the Company. The cost to Hartford Life Insurance Company for the above-mentioned plan was approximately $4 in both 1999 and 1998, and $2 in 1997.

9. REINSURANCE

    Hartford Life Insurance Company cedes insurance to other insurers in order to limit its maximum losses. Such transfer does not relieve Hartford Life Insurance Company of its primary liability. Failure of reinsurers to honor their obligations could result in losses to Hartford Life Insurance Company. Hartford Life Insurance Company reduces this risk by evaluating the financial condition of reinsurers, and monitoring for possible concentrations of credit risk. Hartford Life Insurance Company has no significant reinsurance related concentrations of credit risk.

    The Company records a receivable for the portion of reinsured benefits paid and insurance liabilities. Reinsurance recoveries on ceded reinsurance contracts were $397, $300 and $418 for the years ended December 31, 1999, 1998 and 1997, respectively. Hartford Life Insurance Company also assumes insurance from other insurers.

    The effect of reinsurance on premiums and other considerations is summarized as follows:

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Direct premiums and other considerations....................   $2,660     $2,722     $2,164
Reinsurance assumed.........................................       95        150        159
Reinsurance ceded...........................................     (710)      (654)      (686)
                                                               ------     ------     ------
    Premiums and other considerations.......................   $2,045     $2,218     $1,637
                                                               ======     ======     ======

    Hartford Life Insurance Company maintains certain reinsurance agreements with HLA, whereby the Company cedes both group life and group accident and health risk. Under these treaties, the Company ceded group life premium of $119, $132 and $80 in 1999, 1998 and 1997, respectively, and accident and health premium of $430, $379, and $335, respectively, to HLA.

    Pursuant to a reinsurance agreement dating back to 1992, the Company assumed 100% of certain blocks of individual life insurance from HLA. Under this reinsurance agreement Hartford Life Insurance Company assumed $9, $13 and $18 of premium from HLA in 1999, 1998 and 1997, respectively. On December 1, 1999, HLA recaptured this in force block of individual life insurance previously ceded to the Company. This commutation resulted in a reduction in the Company's assets of $666, consisting of $556 of invested assets, $99 of deferred policy acquisition costs and $11 of other assets. Liabilities decreased $650, consisting of $543 of other policyholder funds, $60 of future policy benefits and $47 of other liabilities. As a result, the Company recognized an after-tax loss relating to this transaction of $16.

    In 1998, the Hartford Life recaptured an in force block of Corporate Owned Life Insurance (COLI) business previously ceded to MBL Assurance Co. of New Jersey (MBL Life). The transaction was consummated through an assignment of a reinsurance arrangement between Hartford Life and MBL Life to a Hartford Life subsidiary. Hartford Life originally assumed the life insurance block in 1992 from Mutual Benefit Life, which was placed in court-supervised rehabilitation in 1991, and reinsured a portion of those policies back to MBL Life. This recapture was effective January 1, 1998 and resulted in a decrease in ceded premiums and other considerations of $163 in 1998. Additionally, this transaction resulted in a decrease in reinsurance recoverables of $4.8 billion, which was exchanged for the fair value of assets comprised of $4.3 billion in policy loans and $443 in other net assets.

10. INCOME TAX

    Hartford Life and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were filing separate federal, state and local income tax returns.

    As long as The Hartford continues to own at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of Hartford Life, the Company will be included for federal income tax purposes in the affiliated group of which The Hartford is the common parent. It is the intention of The Hartford and its non-life subsidiaries to file a single consolidated federal income tax return. The life insurance companies will file a separate consolidated federal income tax return for 1997 and 1998 and intend to file a separate consolidated federal income tax return for 1999. The Company's effective tax rate was 35%, 35% and 36% in 1999, 1998 and 1997, respectively.

    Income tax expense (benefit) is as follows:

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Current.....................................................    $(50)      $307       $162
Deferred....................................................     241       (119)         5
                                                                ----       ----       ----
  Income tax expense........................................    $191       $188       $167
                                                                ====       ====       ====

    A reconciliation of the tax provision at the U.S. federal statutory rate to the provision (benefit) for income taxes is as follows:

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Tax provision at the U.S. federal statutory rate............    $193       $188       $164
Other.......................................................      (2)        --          3
                                                                ----       ----       ----
  Total.....................................................    $191       $188       $167
                                                                ====       ====       ====

    Deferred tax assets (liabilities) include the following as of December 31:

                                                                1999       1998
                                                              --------   --------
Tax basis deferred policy acquisition costs.................   $ 720      $ 751
Financial statement deferred policy acquisition costs and
 reserves...................................................      11        103
Employee benefits...........................................      (3)         4
Net unrealized capital losses (gains) on securities.........     138        (98)
Investments and other.......................................    (407)      (296)
                                                               -----      -----
  Total.....................................................   $ 459      $ 464
                                                               =====      =====

    Hartford Life Insurance Company had a current tax receivable of $56 as of December 31, 1999 and a current tax payable of $65 as of December 31, 1998.

    Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and, based on current tax law, will be taxable in the future only under conditions which management considers to be remote; therefore, no federal income taxes have been provided on the balance in this account, which for tax return purposes was $104 as of December 31, 1999.

11. RELATED PARTY TRANSACTIONS

    Transactions of the Company with its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees, payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses, are initially paid by The Hartford. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which, depending on type, are allocated based on either a percentage of direct expenses or on utilization. Indirect expenses allocated to the Company by The Hartford were $47 in both 1999 and 1998 and $39 in 1997.

12. COMMITMENTS AND CONTINGENT LIABILITIES

  (A) LITIGATION

    Hartford Life Insurance Company is involved in pending and threatened litigation in the normal course of its business in which claims for alleged economic and punitive damages have been asserted. Some of these cases have been filed as purported class actions and some cases have been filed in certain jurisdictions that permit punitive damage awards disproportionate to the actual damages incurred. Although there can be no assurances, at the present time the Company does not anticipate that the ultimate liability arising from such pending or threatened litigation, after consideration of provisions made for estimated losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

  (B) GUARANTY FUNDS

    Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. Part of the assessments paid by the Company and its subsidiaries pursuant to these laws may be used as credits for a portion of the associated premium taxes. The Company paid guaranty fund assessments of approximately $2, $9 and $15 in 1999, 1998 and 1997, respectively, of which $1 in 1999 and $4 in both 1998 and 1997 were estimated to be creditable against premium taxes.

  (C) LEASES

    The rent paid to Hartford Fire for space occupied by the Company was $9 in 1999 and $7 in both 1998 and 1997. Future minimum rental commitments are as follows:

2000......................                   $ 14
2001......................                     14
2002......................                     13
2003......................                     12
2004......................                     12
Thereafter................                     62
                                             ----
  Total...................                   $127
                                             ====

    The principal executive offices of Hartford Life Insurance Company, together with its parent, are located in Simsbury, Connecticut. Rental expense is recognized on a level basis over the term of the primary sublease for the facility located in Simsbury, Connecticut, which expires on December 31, 2009, and amounted to approximately $9 in each of the years ended December 31, 1999, 1998 and 1997.

  (D) TAX MATTERS

    Hartford Life's federal income tax returns are routinely audited by the Internal Revenue Service. Hartford Life's 1996-1997 federal income tax returns are currently under audit by the Internal Revenue Service. Management believes that sufficient provision has been made in the financial statements for issues that may result from tax examinations and other tax related matters for all open tax years.

13. SEGMENT INFORMATION

    Hartford Life Insurance Company is organized into three reportable operating segments which include Investment Products, Individual Life and Corporate Owned Life Insurance (COLI). Investment Products offers individual fixed and variable annuities, mutual funds, retirement plan services other investment products. Individual Life sells a variety of life insurance products, including variable life, universal life, interest sensitive whole life and term life insurance. COLI primarily offers variable products used by employers to fund non-qualified benefits or other post-employment benefit obligations as well as leveraged COLI. The Company includes in "Other" corporate items not directly allocable to any of its reportable operating segments, as well as certain employee benefit products including group life and disability insurance that is directly written by the Company and is substantially ceded to its parent, HLA.

    The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies in Note 2. Hartford Life Insurance Company evaluates performance of its segments based on revenues, net income and the segment's return on allocated capital. The Company charges direct operating expenses to the appropriate segment and allocates the majority of indirect expenses to the segments based on an intercompany expense arrangement. Intersegment revenues are not significant and primarily occur between corporate and the operating segments. These amounts include interest income on allocated surplus and the amortization of net realized capital gains and losses through net investment income utilizing the duration of the segment's investment portfolios. The Company's revenues are primarily derived from customers within the United States. The Company's long-lived assets primarily consist of deferred policy acquisition costs and deferred tax assets from within the United States. The following tables outlines summarized financial information concerning the Company's segments.

                                                         INVESTMENT  INDIVIDUAL
1999                                                      PRODUCTS      LIFE       COLI    OTHER    TOTAL
----                                                     ----------  ----------  --------  ------  --------
Total revenues.........................................    $ 1,884     $  574    $   830   $  112  $  3,400
Net investment income..................................        699        169        431       60     1,359
Amortization of deferred policy acquisition costs......        411        128         --       --       539
Income tax expense (benefit)...........................        159         37         15      (20)      191
Net income (loss)......................................        300         68         28      (35)      361
Assets.................................................    106,352      5,962     20,198    2,453   134,965

                                                         INVESTMENT  INDIVIDUAL
1998                                                      PRODUCTS      LIFE       COLI    OTHER    TOTAL
----                                                     ----------  ----------  --------  ------  --------
Total revenues.........................................    $ 1,779     $  543    $ 1,567   $   86  $  3,975
Net investment income..................................        736        181        793       49     1,759
Amortization of deferred policy acquisition costs......        326        105         --       --       431
Income tax expense (benefit)...........................        145         35         12       (4)      188
Net income (loss)......................................        270         64         24       (8)      350
Assets.................................................     87,207      5,228     22,631    3,197   118,263

                                                         INVESTMENT  INDIVIDUAL
1997                                                      PRODUCTS      LIFE       COLI    OTHER    TOTAL
----                                                     ----------  ----------  --------  ------  --------
Total revenues.........................................    $ 1,510     $  487    $   980   $   32  $  3,009
Net investment income..................................        739        164        429       36     1,368
Amortization of deferred policy acquisition costs......        250         83         --        2       335
Income tax expense.....................................        111         30         15       11       167
Net income.............................................        206         55         27       14       302
Assets.................................................     72,288      4,914     17,800    2,743    97,745

14. QUARTERLY RESULTS FOR 1999 AND 1998 (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                     ------------------------------------------------------------------------------
                                         MARCH 31,            JUNE 30,         SEPTEMBER 30,        DECEMBER 31,
                                       1999      1998      1999      1998      1999      1998      1999      1998
                                     --------  --------  --------  --------  --------  --------  --------  --------
Revenues...........................    $838      $915      $853      $721      $846      $826      $863     $1,513
Benefits, claims and expenses......     703       787       722       591       695       688       728      1,371
Net income.........................      88        83        85        85       100        89        88         93

  SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN AFFILIATES
                            AS OF DECEMBER 31, 1999
                                 (IN MILLIONS)

                                                                   AMOUNT AT
                                                                     WHICH
                                                         FAIR      SHOWN ON
TYPE OF INVESTMENT                              COST     VALUE   BALANCE SHEET
------------------                             -------  -------  -------------
Fixed Maturities
Bonds and Notes
  U.S. Government and Government agencies and
   authorities
   (guaranteed and sponsored)................  $   180  $   182     $   182
  U.S. Government and Government agencies and
   authorities
   (guaranteed and sponsored) -- asset
   backed....................................    1,094    1,064       1,064
  States, municipalities and political
   subdivisions..............................      155      156         156
  Foreign governments........................      289      281         281
  Public utilities...........................      865      833         833
  All other corporate, including
   international.............................    5,646    5,420       5,420
  All other corporate -- asset backed........    4,103    3,985       3,985
  Short-term investments.....................    1,156    1,156       1,156
Certificates of deposit......................      434      422         422
Redeemable preferred stock...................        1       --          --
                                               -------  -------     -------
Total fixed maturities.......................   13,923   13,499      13,499
                                               -------  -------     -------
Equity Securities
Common Stocks
  Industrial and miscellaneous...............       49       56          56
                                               -------  -------     -------
Total equity securities......................       49       56          56
                                               -------  -------     -------
Total fixed maturities and equity
 securities..................................   13,972   13,555      13,555
                                               -------  -------     -------
Policy Loans.................................    4,187    4,187       4,187
                                               -------  -------     -------
Other Investments
  Mortgage loans on real estate..............      198      198         198
  Other invested assets......................      127      150         144
                                               -------  -------     -------
Total other investments......................      325      348         342
                                               -------  -------     -------
Total investments............................  $18,484  $18,090     $18,084
                                               =======  =======     =======

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                DEFERRED
                                                 POLICY      FUTURE      OTHER         PREMIUMS        NET
                                               ACQUISITION   POLICY   POLICYHOLDER    AND OTHER     INVESTMENT
SEGMENT                                           COSTS     BENEFITS     FUNDS      CONSIDERATIONS    INCOME
-------                                        -----------  --------  ------------  --------------  ----------
1999
Investment Products..........................    $3,099      $2,744     $ 8,859         $1,185        $  699
Individual Life..............................       914         270       1,880            405           169
Corporate Owned Life Insurance...............        --         321       5,244            399           431
Other........................................        --         997          21             56            60
                                                 ------      ------     -------         ------        ------
Consolidated operations......................    $4,013      $4,332     $16,004         $2,045        $1,359
                                                 ======      ======     =======         ======        ======

1998
Investment Products..........................    $2,823      $2,407     $ 9,194         $1,043        $  736
Individual Life..............................       931         466       2,307            363           181
Corporate Owned Life Insurance...............        --         225       8,097            774           793
Other........................................        --         497          17             38            49
                                                 ------      ------     -------         ------        ------
Consolidated operations......................    $3,754      $3,595     $19,615         $2,218        $1,759
                                                 ------      ------     -------         ------        ------
1997
Investment Products..........................    $2,478      $2,070     $ 9,620         $  771        $  739
Individual Life..............................       837         392       2,182            323           164
Corporate Owned Life Insurance...............        --          56       9,259            551           429
Other........................................        --         541         (27)            (8)           36
                                                 ------      ------     -------         ------        ------
Consolidated operations......................    $3,315      $3,059     $21,034         $1,637        $1,368
                                                 ======      ======     =======         ======        ======

                                                           BENEFITS,
                                                  NET        CLAIMS    AMORTIZATION
                                                REALIZED      AND      OF DEFERRED
                                                CAPITAL      CLAIM        POLICY
                                                 GAINS     ADJUSTMENT  ACQUISITION   DIVIDENDS TO    OTHER
SEGMENT                                         (LOSSES)    EXPENSES      COSTS      POLICYHOLDERS EXPENSES
-------                                        ----------  ----------  ------------  ------------- ---------
1999
Investment Products..........................     $ --       $  660        $411          $ --        $ 354
Individual Life..............................       --          254         128            --           87
Corporate Owned Life Insurance...............       --          621          --           104           62
Other........................................       (4)          39          --            --          128
                                                  ----       ------        ----          ----        -----
Consolidated operations......................     $ (4)      $1,574        $539          $104        $ 631
                                                  ====       ======        ====          ====        =====
1998
Investment Products..........................     $ --       $  670        $326          $ --        $ 368
Individual Life..............................       (1)         262         105            --           77
Corporate Owned Life Insurance...............       --          924          --           329          278
Other........................................       (1)          55          --            --           43
                                                  ----       ------        ----          ----        -----
Consolidated operations......................     $ (2)      $1,911        $431          $329        $ 766
                                                  ----       ------        ----          ----        -----
1997
Investment Products..........................     $ --       $  677        $250          $ --        $ 266
Individual Life..............................       --          242          83            --           77
Corporate Owned Life Insurance...............       --          439          --           240          259
Other........................................        4           21           2            --          (16)
                                                  ----       ------        ----          ----        -----
Consolidated operations......................     $  4       $1,379        $335          $240        $ 586
                                                  ====       ======        ====          ====        =====

                           SCHEDULE IV -- REINSURANCE
                                 (IN MILLIONS)

                                                                                                                     PERCENTAGE
                                                              GROSS       CEDED TO       ASSUMED FROM      NET       OF AMOUNT
                                                              AMOUNT   OTHER COMPANIES  OTHER COMPANIES   AMOUNT   ASSUMED TO NET
                                                             --------  ---------------  ---------------  --------  --------------
For the year ended
 December 31, 1999
Life insurance in force....................................  $307,970     $131,162          $11,785      $188,593        6.2%
Premiums and other considerations
  Life insurance and annuities.............................  $  2,212     $    275          $    84      $  2,021        4.2%
  Accident and health insurance............................       448          435               11            24       45.8%
                                                             --------     --------          -------      --------
Total premiums and other considerations....................  $  2,660     $    710          $    95      $  2,045        4.6%
                                                             ========     ========          =======      ========
For the year ended December 31, 1998
  Life insurance in force..................................  $326,400     $200,782          $18,289       143,907       12.7%
Premiums and other considerations
  Life insurance and annuities.............................  $  2,329     $    271              142      $  2,200        6.5%
  Accident and health insurance............................       393          383                8            18       44.4%
                                                             --------     --------          -------      --------
Total premiums and other considerations....................  $  2,722     $    654              150      $  2,218        6.8%
                                                             ========     ========          =======      ========
For the year ended December 31, 1997
  Life insurance in force..................................  $245,487     $178,771          $33,156      $ 99,872       33.2%
Premiums and other considerations
  Life insurance and annuities.............................  $  1,818     $    340          $   157      $  1,635        9.6%
  Accident and health insurance............................       346          346                2             2      100.0%
                                                             --------     --------          -------      --------
Total premiums and other considerations....................  $  2,164     $    686          $   159      $  1,637        9.7%
                                                             ========     ========          =======      ========

PRINCIPAL UNDERWRITER                                                         HARTFORD
Hartford Securities Distribution Company, Inc. (HSD)                    LIFE INSURANCE
Hartford Plaza, Hartford, CT 06115                                             COMPANY

                                                        THE GENERAL ACCOUNT PROSPECTUS

INSURER
Hartford Life Insurance Company
Executive Offices: P.O. Box 1583
Hartford, CT 06144-1583

                                                                           MAY 1, 2000

                                                      Group Variable Annuity Contracts

HV-1928-12                                                                      [LOGO]

HARTFORD LIFE INSURANCE COMPANY                                  BULK RATE
P.O. BOX 1583, HARTFORD, CT 06144-1583                          U.S. POSTAGE
                                                                    PAID
                                                                PERMIT NO. 1
                                                              HARTFORD, CONN.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Not applicable.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 33-770 to 33-778, inclusive, of the Connecticut General Statutes ("CGS") provide that a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent. Reference is hereby made to Section 33-771(e) of CGS regarding indemnification of directors and Section 33-776(d) of CGS regarding indemnification of officers, employees and agents of Connecticut corporations. These statutes provide, in general, that Connecticut corporations incorporated prior to January 1, 1997 shall, except to the extent that their certificate of incorporation expressly provides otherwise, indemnify their directors, officers, employees and agents against "liability" (defined as the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding) when (1) a determination is made pursuant to Section 33-775 that the party seeking indemnification has met the standard of conduct set forth in Section 33-771 or (2) a court has determined that indemnification is appropriate pursuant to Section 33-774. Under Section 33-775, the determination of and the authorization for indemnification are made (a) by the disinterested directors, as defined in Section 33-770(3); (b) by special counsel; (c) by the shareholders; or (d) in the case of indemnification of an officer, agent or employee of the corporation, by the general counsel of the corporation or such other officer(s) as the board of directors may specify. Also, Section 33-772 provides that a corporation shall indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because he was a director of the corporation. In the case of a proceeding by or in the right of the corporation or with respect to conduct for which the director, officer, agent or employee was adjudged liable on the basis that he received a financial benefit to which he was not entitled, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party.

         Under the Depositor's bylaws, the Depositor must indemnify both directors and officers of the Depositor for (1) any claims and liabilities to which they become subject by reason of being or having been directors or officers of the Depositor and (2) legal and other expenses incurred in defending against such claims, in each case, to the extent such is consistent with statutory provisions.

         Section 33-777 of CGS specifically authorizes a corporation to procure indemnification insurance on behalf of an individual who was a director, officer, employer or agent of the corporation. Consistent with the statute, the directors and officers of the Depositor and Hartford Securities Distribution Company, Inc. ("HSD") are covered under a directors and officers liability insurance policy issued to The Hartford Financial Services Group, Inc. and its subsidiaries.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


       Number      Description                   Method of Filing
       ------      -----------                   ----------------
       1           Underwriting Agreement        Incorporated by reference
                                                 to the Registration Statement
                                                 File No. 33-17324, dated
                                                 May 1, 1996.

       4           Group Annuity Contract        Incorporated by reference to
                                                 the Registration Statement
                                                 File No. 33-17324, dated
                                                 May 1, 1995.

       5           Opinion re:  Legality         Filed herewith.

       23(a)       Legal Consent                 Filed herewith as Exhibit 5.

       23(b)       Consent of Arthur Andersen    Filed herewith.
                   LLP, Independent Public
                    Accountants

       24          Power of Attorney             Filed herewith.

       27          Financial Data Schedule       Filed herewith.

Item 17.  UNDERTAKINGS.

          (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    iii. To include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes to, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant?s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shll be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, State of Connecticut on this 6th day of April, 2000.


HARTFORD LIFE INSURANCE COMPANY

*By: Thomas M. Marra                               *By:  /s/ Marianne O'Doherty
    -------------------------------------                ----------------------
 Thomas M. Marra, President                              Marianne O'Doherty
                                                         Attorney-In-Fact



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 6th day of April, 2000.



David T. Foy, Senior Vice President, Chief
     Financial Officer and Treasurer, Director*
Lynda Godkin, Senior Vice President, General      *By: /s/ Marianne O'Doherty
     Counsel and Corporate Secretary, Director*        ----------------------
Thomas M. Marra,  President, Director*                   Marianne O'Doherty
Lowndes A. Smith, Chief Executive Officer,               Attorney-in-Fact
     Director *
Raymond P. Welnicki, Senior Vice President,          Date:  April 6, 2000
     Director*
Lizabeth H. Zlatkus, Executive Vice President
David M. Znamierowski, Senior Vice President and
Chief Investment Officer, Director*

                                  EXHIBIT INDEX


  5 Opinion and Consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary regarding legality of securities to be issued

23(a)       Legal Consent filed as Exhibit 5

23(b)       Consent of Arthur Andersen LLP, Independent Public Accountants

 24         Copy of Power of Attorney

 27         Financial Data Schedules